      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1996

                                                  REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                                VENTRITEX, INC.
             (Exact name of Registrant as specified in its charter)

                        DELAWARE                                                     77-0056340
    (State or other jurisdiction of incorporation or                    (I.R.S. Employer Identification No.)
                       organization)

                             701 EAST EVELYN AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 738-4883
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                      ------------------------------------

                                FRANK M. FISCHER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                VENTRITEX, INC.
                             701 EAST EVELYN AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 738-4883
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------
                                   Copies to:

                     J. CASEY MCGLYNN, ESQ.                                 FRANK H. GOLAY, ESQ.
                       JOHN A. FORE, ESQ.                                    SULLIVAN & CROMWELL
                  CHRISTOPHER D. MITCHELL, ESQ.                            444 SOUTH FLOWER STREET
                WILSON SONSINI GOODRICH & ROSATI                                 SUITE 1200
                    PROFESSIONAL CORPORATION                                LOS ANGELES, CA 90071
                       650 PAGE MILL ROAD                                      (213) 955-8000
                       PALO ALTO, CA 94304
                         (415) 493-9300

                      ------------------------------------

    Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
TITLE OF EACH CLASS                                  AMOUNT TO BE   OFFERING PRICE PER   AGGREGATE OFFERING   REGISTRATION
OF SECURITIES TO BE REGISTERED                       REGISTERED(1)       SECURITY             PRICE(2)             FEE
- ----------------------------------------------------------------------------------------------------------------------------
  % Convertible Subordinated Notes Due
                    , 2001........................   $100,000,000          100%             $100,000,000        $ 34,483
- ----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value....................        (3)               N/A                  N/A               N/A
- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------

(1) Includes $10,000,000 aggregate principal amount of the Notes issuable upon exercise of an option granted by the Company to the Underwriter to cover over-allotments.
(2) Estimated in accordance with Rule 457 under the Securities Act of 1933 solely for purposes of computing the registration fee.
(3) Such indeterminable number of shares of Common Stock as may be required for issuance upon conversion of the Notes being registered hereunder. This Registration Statement also applies to Rights under the Company's Preferred Shares Rights Agreement, which are attached to and tradeable only with the shares of Common Stock registered hereby. No registration fees are required for such rights as they will be issued for no additional consideration.
                      ------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JULY 3, 1996
                                  $90,000,000

                                VENTRITEX, INC.

             % CONVERTIBLE SUBORDINATED NOTES DUE                  , 2001
                             ---------------------

    The Notes are convertible at any time after            , 1996 and prior to
maturity, unless previously redeemed or repurchased, into shares of Common Stock, par value $.001 per share ("Common Stock"), of Ventritex, Inc. (the
"Company") at a conversion rate of          shares per each $1,000 principal
amount of Notes (equivalent to a conversion price of approximately $         per
share), subject to adjustment in certain circumstances. On July 2, 1996, the last reported bid price of the Common Stock, which is traded under the symbol "VNTX" on the Nasdaq National Market, was $17 7/8 per share.

    Interest on the Notes is payable on          and          of each year,
commencing          , 1997. The Notes are redeemable in whole or in part at the
Company's option at any time on or after          , 1999 at the redemption
prices set forth herein, plus accrued interest to the date of redemption. See "Description of Notes -- Optional Redemption." The Notes are not entitled to any
sinking fund. The Notes will mature on          , 2001.

    In the event of a Change of Control (as defined herein), each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option, Common Stock (valued at 95% of the average closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date) at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date. See "Description of Notes -- Repurchase at Option of Holders Upon a Change of Control."

    The Notes are unsecured obligations subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1996, the Company had no outstanding indebtedness that would have constituted Senior Indebtedness. As of the same date, the Company's subsidiaries had no outstanding indebtedness for money borrowed. See "Description of Notes -- Subordination."

    The Notes will be represented by a Global Note registered in the name of the nominee of The Depository Trust Company ("DTC"), which will act as depositary. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Except as described herein, Notes in definitive form will not be issued. The Notes will be issued in registered form in denominations of $1,000 and integral multiples thereof. See "Description of the Notes -- Book-Entry."
                             ---------------------

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
        OFFENSE.
                             ---------------------

                                                 INITIAL PUBLIC     UNDERWRITING      PROCEEDS TO
                                               OFFERING PRICE(1)    DISCOUNT(2)      COMPANY(1)(3)
                                               ------------------------------------------------------
Per Note.....................................          %                 %                 %
Total(4).....................................          $                 $                 $

- ---------------

(1) Plus accrued interest, if any, from          , 1996.

(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $400,000 payable by the Company.

(4) The Company has granted the Underwriter an option for 30 days to purchase up to an additional $10,000,000 principal amount of Notes at the initial public offering price shown above, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to the Company
    will be $         , $         and $         , respectively. See
    "Underwriting."
                             ---------------------

    The Notes offered hereby are offered by Goldman, Sachs & Co., as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New
York, New York, on or about          , 1996 against payment therefor in
immediately available funds.

                              GOLDMAN, SACHS & CO.
                             ---------------------
               The date of this Prospectus is            , 1996.

      [PHOTOGRAPH OF CADET TIERED THERAPY DEFIBRILLATOR AND TVL DUAL LEAD
                            TRANSVENOUS LEAD SYSTEM]

     The Cadet(TM) Tiered Therapy defibrillator and TVL(R) dual lead transvenous lead system were approved for pectoral implantation in May 1996.

          [PHOTOGRAPH OF CONTOUR TIERED THERAPY DEFIBRILLATOR AND SPL
                            TRANSVENOUS LEAD SYSTEM]

     The Contour(TM) Tiered Therapy defibrillator PMA supplement was submitted in June 1996. Also shown is the SPL(TM) transvenous lead system which started clinical trials in May 1996. The Contour(TM) Tiered Therapy defibrillator and the SPL(TM) transvenous lead system will not become commercially available in the United States unless and until regulatory approval is received.

                       [PHOTOGRAPH OF PR-1500 PROGRAMMER]

     The color touch screen driven PR-1500 Programmer sends instructions to and receives diagnostic information from any implanted Ventritex defibrillator.

                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AND THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes appearing elsewhere in this Prospectus, including information incorporated by reference herein. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriter's over-allotment option is not exercised. As used in this Prospectus, unless otherwise indicated, references to the "Company" and "Ventritex" are to Ventritex, Inc. and its consolidated subsidiaries.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results of operations could differ materially from those anticipated in such forward-looking statements as a result of certain factors set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Ventritex, Inc. ("Ventritex" or the "Company") designs, develops, manufactures and sells implantable defibrillators and related products for the treatment of ventricular tachycardia and ventricular fibrillation. Ventricular tachycardia and ventricular fibrillation are the most serious and life-threatening forms of abnormal heart rhythms ("arrhythmias"). The Company's principal product, the Cadet V-115 implantable defibrillator, is an electronic device that is implanted in the patient's pectoral (chest) or abdominal region and is connected to the patient's heart with defibrillation leads, which are typically implanted transvenously. The Cadet V-115 is the successor to the Company's Cadence V-100 and V-110 implantable defibrillators, which are considerably larger than the V-115 and are implanted in the patient's abdominal region. The Cadet has the same functional and performance characteristics as larger Ventritex implantable defibrillators and offers features, including high defibrillation energy output and extended electrogram ("EGM") storage, superior to competing defibrillators that can be implanted pectorally. As of June 30, 1996, approximately 1,000 Cadet and 17,250 Cadence implants had been performed at over 550 sites. The Company's defibrillators monitor the heartbeat and deliver electrical pulses or shocks to the heart to terminate ventricular tachycardia and ventricular fibrillation in patients. In ventricular tachycardia, the heart's ventricles contract at an abnormally rapid rate and typically deliver less blood to the body's tissues and organs. Episodes of ventricular tachycardia occur unpredictably and can progress to ventricular fibrillation. In ventricular fibrillation, the heart's normal electrical impulses become disorganized and erratic and the heart ceases to pump blood. If ventricular fibrillation is not terminated quickly, the individual will experience a sudden cardiac death ("SCD") episode during which the individual will become unconscious and, without prompt medical intervention, typically will die.

     The Company believes that the most effective therapy for the treatment of individuals who are at high risk of experiencing an SCD episode is generally an implantable defibrillator. The annual mortality rate from SCD for patients receiving an implantable defibrillator is between 1% and 3%, which is substantially less than the annual mortality for high risk SCD patients who receive drug therapy but do not receive an implantable defibrillator. Since the first defibrillator implant in 1981, the Company estimates that, through 1995, over 90,000 defibrillators had been implanted in patients in the United States, including approximately 22,000 in 1995.

     The Company was incorporated in California in January 1985, and changed its state of incorporation from California to Delaware in December 1994. The Company maintains its principal executive offices at 701 East Evelyn Avenue, Sunnyvale, CA 94086, and its telephone number is (408) 738-4883.

                              RECENT DEVELOPMENTS

     In May 1996, the Company received approval from the United States Food and Drug Administration ("FDA") to expand the labeling of the Cadet V-115 defibrillator, for which the Company received FDA approval of a pre-market approval ("PMA") supplement in December 1995, to include pectoral implantation of the defibrillator unit. In addition, in May 1996, the Company's PMA application for its TVL transvenous defibrillation lead system was approved by the FDA. The combination of the Cadet V-115 defibrillator and the TVL lead system enables the Company to offer a pectorally implantable defibrillator together with a transvenous lead system, which is the preferred system configuration for implantable defibrillators. Beginning with the quarter ended June 30, 1995, the Company's sales and market share were adversely affected by the introduction of pectorally implantable defibrillators by competitors, and the Company believes that the ability to offer the Cadet for pectoral implantation will provide the Company with an opportunity to improve its competitive position. In addition, the Company has developed a new, smaller implantable defibrillator, the Contour, and is developing new transvenous lead systems. In June 1996, the Company submitted a PMA supplement for the Contour to the FDA. To date, a limited number of Contour defibrillators have been implanted in patients in Europe.

                                  THE OFFERING

SECURITIES OFFERED.........  $90,000,000 aggregate principal amount of      %
                             Convertible Subordinated Notes Due           , 2001
                             (the "Notes"). The Company has granted the
                             Underwriter an option for 30 days to purchase up to $10,000,000 additional aggregate principal amount of Notes, solely to cover over-allotments.

INTEREST...................  Interest on the Notes is payable at the rate set forth on the cover page hereof, semi-annually on
                             each           and           , commencing
                                       , 1997.

CONVERSION RIGHT...........  The Notes are convertible at any time after
                                       , 1996 and prior to maturity, unless
                             previously redeemed or repurchased, into shares of Common Stock at a conversion rate of shares per $1,000 principal amount of
                             Notes (equivalent to a conversion price of
                             approximately $          per share), subject to
                             adjustment in certain circumstances as described herein. See "Description of Notes -- Conversion Rights."

SUBORDINATION..............  The Notes are subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. As of June 30, 1996, the Company had no outstanding indebtedness that would have constituted Senior Indebtedness. The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1996, the Company's subsidiaries had no outstanding indebtedness for money borrowed. The Indenture will not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or any subsidiary. See "Description of
                             Notes -- Subordination."

OPTIONAL REDEMPTION........  The Notes will be redeemable at the Company's option, in whole or in part, at any time on or
                             after           , 1999 at the redemption prices set
                             forth herein plus accrued interest to the date of redemption. See "Description of Notes -- Optional Redemption."

REPURCHASE AT OPTION
  OF HOLDERS UPON
  A CHANGE OF CONTROL......  In the event of a Change of Control (as defined herein), each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option, Common Stock (valued at 95% of the average closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date) at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date. See "Description of Notes -- Repurchase at Option of Holders Upon a Change of Control."

USE OF PROCEEDS............  The Company plans to use the net proceeds for general corporate purposes, including research and development and any potential acquisitions. See "Use of Proceeds."

LISTING....................  The Notes will not be listed on any securities exchange or quoted on the Nasdaq Stock Market. The Underwriter has advised the Company that it intends to make a market in the Notes. The Underwriter is not obligated, however, to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriter without notice.

COMMON STOCK...............  The Common Stock is quoted on the Nasdaq National
                             Market under the symbol "VNTX."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT RATIO AND PER SHARE DATA)

                                                                                                             NINE MONTHS ENDED
                                                              YEAR ENDED JUNE 30,                                MARCH 31,
                                         --------------------------------------------------------------    ----------------------
                                           1991         1992        1993(1)        1994         1995         1995         1996
                                         --------     --------     ---------     ---------    ---------    ---------    ---------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Net sales.............................   $  7,028     $  9,479     $  25,116     $ 105,616    $ 126,922    $ 107,600    $  37,661
Income (loss) from operations.........     (6,653)      (8,446)      (36,427)        7,388        6,733       13,709      (51,556)
Net income (loss).....................     (6,485)      (7,041)      (33,316)        8,979        9,008       14,312      (49,174)
Net income (loss) per share...........   $  (0.57)    $  (0.48)    $   (1.85)    $    0.44    $    0.43    $    0.69    $   (2.37)
Shares used in per share
  calculations........................     11,417       14,606        17,992        20,611       20,853       20,874       20,719
Ratio of earnings to fixed
  charges(2)..........................         NM           NM            NM          11.1x        13.5x        27.3x          NM

                                                                                            AS OF MARCH 31, 1996
                                                                                        ----------------------------
                                                                                         ACTUAL       AS ADJUSTED(3)
                                                                                        --------      --------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital....................................................................     $ 39,040        $  125,828
Total assets.......................................................................       83,560           173,560
Convertible subordinated notes.....................................................           --            90,000
Stockholders' equity...............................................................       64,534            64,534

                                                                           THREE MONTHS ENDED
                                          -------------------------------------------------------------------------------------
                                          SEPT. 30,    DEC. 31,    MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,     MARCH 31,
                                            1994         1994        1995         1995        1995         1995         1996
                                          ---------    --------    ---------    --------    ---------    ---------    ---------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Net sales..............................   $ 28,983     $36,556     $ 42,061     $19,322     $ 14,225     $  10,635    $ 12,801
Income (loss) from operations..........      2,210       5,400        6,099      (6,976 )    (17,224 )     (20,124)    (14,208 )
Net income (loss)......................   $  2,515     $ 5,493     $  6,304     $(5,304 )   $(16,232 )   $ (19,303)   $(13,639 )
Net income (loss) per share............   $   0.12     $  0.26     $   0.30     $ (0.26 )   $  (0.79 )   $   (0.93)   $  (0.66 )
Shares used in per share
  calculations.........................     20,784      20,974       20,940      20,639       20,671        20,719      20,767

- ---------------
(1) Year ended June 30, 1993 includes a charge of approximately $18.6 million relating to intellectual property settlements.
(2) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of consolidated income before income taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred, including capitalized leases and the portion of rental expense under leases deemed by the Company to be representative of the interest factor. For the years ended June 30, 1991, 1992 and 1993 and the nine months ended March 31, 1996, earnings were insufficient to cover fixed charges by $6.5 million, $7.0 million, $33.3 million and $49.2 million, respectively.
(3) Adjusted to reflect the issuance and sale of the $90.0 million principal amount of Convertible Subordinated Notes offered hereby.

                                  RISK FACTORS

     In evaluating an investment in the Notes, prospective investors should carefully consider the following risk factors in addition to the other information appearing in this Prospectus.

FLUCTUATIONS IN OPERATING RESULTS; PROFITABILITY UNCERTAIN

     The Company incurred net losses from its inception in January 1985 through the year ended June 30, 1993, incurred net losses from the fourth quarter of fiscal 1995 through fiscal 1996, expects to incur a net loss for the first quarter of fiscal 1997 and may incur a net loss for the first half of fiscal 1997. If regulatory approval to market the Contour in the United States is not obtained by the end of the third quarter of fiscal 1997, the Company's results of operations will be adversely affected. Results of operations have varied and may continue to fluctuate significantly from quarter to quarter and will depend upon numerous factors including timing of regulatory approvals, market acceptance of the Company's products, introductions of new products with advanced features by the Company or its competitors, technological advances in the treatment of arrhythmias, the outcome of intellectual property litigation and competition. Sales have fluctuated significantly in the past, especially in fiscal 1995 and fiscal 1996, as competitors introduced products with advanced features. In particular, the Company's net sales declined from $107.6 million in the nine months ended March 31, 1995, to $37.7 million in the nine months ended March 31, 1996, primarily as a result of competitors' introductions of smaller defibrillators with advanced features. The Company's gross margins will be dependent on production volumes, manufacturing efficiencies, royalties under patent license agreements, warranty expense, component price fluctuations, competitive pricing, varying product sales mix and other factors. There can be no assurance that gross margins will improve in the future. In addition, a significant portion of the Company's operating expenses are relatively fixed in nature and planned expenditures are based, in part, on anticipated orders. Any inability to adjust spending quickly enough to compensate for revenue shortfalls may magnify the adverse impact of such revenue shortfall on the Company's results of operations. Furthermore, there can be no assurance that the Company will achieve profitability in the future or that profitability, if achieved, will be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY RELATING TO NEW PRODUCT DEVELOPMENT

     The Company's strategy involves the design and development of new products for the treatment of ventricular tachycardia and ventricular fibrillation. The product development process is time-consuming and there can be no assurance that product development will be successfully completed, that necessary regulatory clearances or approvals will be granted by the FDA on a timely basis, or at all, or that the potential products will achieve market acceptance. The Company expects defibrillators with advanced new features, such as dual chamber and rate-responsive pacing capabilities, will be developed by its competitors. Failure by the Company to develop, obtain necessary regulatory clearances or approvals for, or successfully market potential new products with these and other features could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products" and "-- Research and Development."

SIGNIFICANT COMPETITION

     Competition in the market for implantable defibrillator systems is intense. Although patients susceptible to ventricular tachycardia and ventricular fibrillation may be treated with antiarrhythmic drugs or cardiac ablation therapies, the Company believes that manufacturers of implantable defibrillators are its primary competitors. The Company's principal competitors are Cardiac Pacemakers, Inc. ("CPI"), a subsidiary of Guidant Corporation, and Medtronic, Inc. ("Medtronic"). Both CPI and Medtronic are large, diversified cardiology and medical device companies and each has invested substantial amounts in implantable defibrillator research and development. Other competitors in the implantable defibrillator market include Telectronics Pacing Systems, Inc., a subsidiary of Pacific Dunlop Limited ("Telectronics"), Intermedics, Inc., a subsidiary of Sulzer Brothers Ltd. ("Intermedics") and Angeion Corporation.

     In March 1995, the FDA approved the commercial release of new defibrillators manufactured by CPI and Medtronic which are small enough to allow pectoral implantation, rather than abdominal implantation, in suitable patients. Until receipt of regulatory approval relating to the Cadet in May 1996, the Company could not offer an implantable defibrillator labeled for pectoral implantation in patients in the United States. Commercial release of pectorally implantable defibrillators significantly increased competition in the implantable defibrillator market and resulted in a significant decline in the Company's market share and sales of the Company's products. The Company now has products which it believes are competitive; however, there can be no assurance that the Company's products will compete successfully with products currently manufactured by others or future products under development by competitors which have new features, such as dual chamber and rate-responsive pacing capabilities.

     Medtronic and CPI have regulatory approval of and are commercially marketing single lead transvenous lead systems. The Company currently is marketing the TVL transvenous lead system, a dual lead system. Some physicians prefer a single lead system due to the perceived ease of implanting such a system as compared to a dual lead system. The Company is engaged in clinical trials of single lead transvenous defibrillation lead systems and must receive regulatory approval prior to commercialization. There can be no assurance as to when or whether the Company will receive regulatory approval for these systems. To date, a large percentage of the Company's sales of defibrillators have been at the direction of physicians who used the Company's defibrillators in combination with commercially available transvenous lead systems supplied by the Company's competitors. Therefore, there can be no assurance that physicians will purchase transvenous lead systems for which the Company obtains regulatory approval. In particular, physicians preferring single lead systems may choose to continue to combine competitors' transvenous leads with the Company's defibrillators, at least until such time as the Company obtains PMA approval for its single lead systems. Furthermore, there can be no assurance that manufacturers of competing transvenous lead systems will not attempt to discourage or prevent use of their leads with the Company's defibrillators through product labeling, availability, pricing or other means. In general, unless the FDA-approved labeling includes use with any transvenous lead system sold by its competitors, the FDA or other government agencies may take further actions, including restrictions on reimbursement, to restrict the combination of the Company's defibrillators with such transvenous lead systems. Such actions could make the Company's defibrillators, including both the Cadet and the Contour, less attractive to physicians and could therefore have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Transvenous Lead Systems."

     Many of the Company's competitors, including both CPI and Medtronic, have substantially greater financial, manufacturing, marketing and technical resources than those of the Company. The financial resources of certain of the Company's competitors may enable them to use pricing pressures as a means of competition. In addition, competitors have in the past and may in the future employ litigation to gain a competitive advantage. There can be no assurance that the Company's competitors will not develop or obtain regulatory approval for implantable defibrillation systems, or for pharmaceuticals or surgical alternatives, that may be more effective in treating ventricular tachycardia and ventricular fibrillation than the Company's current or future products, or that the Company's technologies and products would not be rendered less competitive or obsolete by such developments. See "Business -- Competition."

TECHNOLOGICAL CHANGE RESULTING IN PRODUCT OBSOLESCENCE

     Market acceptance and sales of the Company's products have historically been and could in the future be adversely affected by technological changes. Many companies with substantially greater resources than the Company are engaged in the development of products and approaches for the treatment of ventricular tachycardia and ventricular fibrillation. These include implantable devices as well as pharmaceuticals and cardiac ablation therapies. Future innovations in the treatment of ventricular tachycardia and ventricular fibrillation could render existing technologies, and the Company's products, less competitive or obsolete. See "Business -- Competition."

UNCERTAINTY OF MARKET ACCEPTANCE

     Market acceptance of the Company's implantable defibrillator systems will depend in part on the therapeutic capabilities and operating features of such systems as compared to other implantable defibrillators, physicians' willingness to use the Company's defibrillators with competitors' transvenous defibrillation leads, and the Company's ability to convince the medical community of the clinical efficacy of its systems. If regulatory approval to market the Contour in the United States is not obtained by the end of the third quarter of fiscal 1997, the Company's results of operations will be adversely affected. Failure of the Company's products, including the Contour, to gain market acceptance or limited growth in the market for implantable defibrillators would have a material adverse effect on the Company's business, financial condition and results of operations.

PATENTS, PROPRIETARY RIGHTS AND RELATED LITIGATION

     The segment of the medical device market that includes implantable defibrillators has been characterized by extensive litigation regarding patents and other intellectual property rights. In 1990, two of the Company's competitors, Telectronics and Intermedics, instituted patent infringement litigation against the Company. Medtronic and CPI also notified the Company that they believed the Company infringed patents held by them. The Telectronics suit and the claims of Medtronic and CPI have been resolved through cross-license arrangements. See "Business -- Patents and Proprietary Rights."

     The pending litigation with Intermedics has resulted and will continue to result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in the pending proceeding could subject the Company to significant liabilities and could prevent the Company from manufacturing or selling its products, which would have a material adverse effect upon the Company's business, financial condition and results of operations and could adversely affect the Company's ability to continue as a viable entity. Previous litigation against the Company involving allegations of trade secret misappropriation was resolved in the Company's favor. See "Business -- Legal Proceedings."

     Although the Company believes that it has entered into license agreements with all of the major participants in the implantable defibrillator market other than Intermedics, there can be no assurance that other parties will not institute litigation against the Company. In addition, the license agreements with Medtronic, Telectronics and CPI do not include patents issued under applications filed after certain specified dates and thus future patent disputes with Medtronic, Telectronics and CPI are possible. Any future litigation, as well as any future interference proceedings that may be declared by the United States Patent and Trademark Office to determine the priority of inventions, could result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. Additional litigation may be necessary to enforce patents issued to or held by the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in litigation or interference proceedings to which the Company is or may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. There can, however, be no assurance that necessary licenses would be available to the Company on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations and could adversely affect the Company's ability to continue as a viable entity. See "Business -- Patents and Proprietary Rights."

     The Company files patent applications to protect technology and inventions that are significant to the development of its business. There can be no assurance that any of the claims in the Company's pending patent applications will be allowed, or that any issued patents will be upheld, or not circumvented by competitors, or that any patents or licenses will provide competitive advantages for the Company's products. The Company also relies on trade secrets and proprietary know-how which it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

DEPENDENCE ON SOLE SOURCES OF SUPPLY

     The Company relies on outside suppliers to manufacture certain major components of its defibrillator systems. The Company currently has sole source supply arrangements with its suppliers of hybrid circuits, high voltage capacitors, integrated circuits, defibrillation lead components, batteries and certain other components used in its products. For certain components, there are relatively few potential sources of supply and establishment of additional or replacement suppliers for these components cannot be accomplished quickly. The Company has experienced shortages of certain critical components due to manufacturing yield problems at its suppliers. The Company believes that alternative sources of supply are available for most components and subcontracted manufacturing services, and plans to qualify additional suppliers as production volumes increase. However, there can be no assurance that future production problems will not be encountered in producing the Cadet, expanding production of the Contour and the TVL or establishing production of other new products. In addition, because of the long lead times for some components that are currently available from only a single source, a vendor's inability to supply acceptable components in the quantity required could impair the Company's ability to manufacture new or existing products on a timely and cost effective basis, could result in substantial unanticipated expenses and delays in the commercial availability of such products and could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Manufacturing."

RISK OF PRODUCT RECALL

     The Company's implantable defibrillator systems include a complex electronic device and leads designed to be implanted in the human body for long periods of time. Component failures, manufacturing errors or design defects could result in an unsafe condition, injury or death to the patient. The occurrence of such a problem could result in a recall of the Company's products, explanting implanted defibrillators or leads and the implanting of new defibrillators or leads.

     Previously, the Company experienced certain component failures with the Cadence defibrillators and with lead systems. For example, during clinical trials, a small number of Cadence V-100 defibrillators experienced premature battery depletion due to defective capacitors supplied by an outside vendor. In all these instances, the devices were explanted and replaced with new defibrillators. The Company has experienced what it believes, in light of industry experience, to be a typical level of returns of defibrillator units from the field for various reasons, none of which the Company believes are systemic or would otherwise give rise to a product recall. There can, however, be no assurance that the Company's products will not experience additional performance difficulties. Future product problems resulting in a recall could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Manufacturing" and "-- Product Warranty."

PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE

     The manufacture and sale of the Company's products entail the risk of product liability claims. Although the Company maintains product liability insurance with coverage limits of $25.0 million per occurrence and $25.0 million in the aggregate per year, there can be no assurance that the coverage limits of the Company's insurance policies will be adequate. Product liability insurance is expensive and may not be available in the future on acceptable terms or at all. In addition, the Company has indemnified certain of its component suppliers for certain potential product liability. To date, the Company has not experienced any material product liability claims. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations and could adversely affect the Company's ability to continue as a viable entity. Also, as a result of the June 1996 United States Supreme Court decision in Medtronic,

Inc. v. Lohr, which rejected federal pre-emption of certain state law causes of action in relation to medical devices, the Company expects that product liability claims relating to medical devices may be pursued more aggressively in the future. See "Business -- Product Warranty."

GOVERNMENT REGULATION

     The Company's products and manufacturing activities are subject to extensive and rigorous government regulation. In the United States, all Ventritex products are classified as class III devices, which are subject to the most stringent FDA review. These devices require submission and approval of a PMA application or PMA supplement from the FDA before commencement of commercial marketing, sales and distribution in the United States. If a PMA is granted, significant modifications to the device, manufacturing process or labeling will require a supplemental PMA or require the submission of a new PMA application, which could require substantial additional efficacy and safety data and FDA review. The Company is pursuing approval of PMA supplements, including a supplement relating to the Contour. These supplements may not be accepted by the FDA. The FDA may require clinical data in order to approve these supplements. The Company would then be required to conduct an additional clinical trial under an investigational device exemption ("IDE") and submit data for such trial in order to commercialize the product. This could result in significant delays in approval for such products, which delays could have a material adverse effect on the Company's business, financial condition and results of operations. Commercial distribution in certain foreign countries is also subject to extensive government regulation.

     The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized and it has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. The FDA actively enforces regulations prohibiting marketing of products for non-indicated uses. In addition to FDA inspections conducted prior to the approval of a PMA application, the FDA also conducts periodic inspections to determine compliance with current Good Manufacturing Practice ("GMP") and Medical Device Reporting ("MDR") regulations. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions or delays of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent the Company from obtaining, or affect the timing of, future regulatory approvals. There can be no assurance that the Company will be able to obtain necessary regulatory approvals on a timely basis or at all. Delays in receipt of or failure to receive such approvals or loss of previously received approvals could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Government Regulation."

LIMITATIONS ON THIRD PARTY REIMBURSEMENT

     Implantable defibrillators are generally purchased by hospitals upon recommendations of electrophysiologists. Typically, these hospitals then bill various third party payors for the health care services provided to their patients. These payors include Medicare, Medicaid and private insurers. Government agencies reimburse hospitals for medical procedures at rates based upon Diagnostic-Related Groups ("DRGs").

     Third party payors are increasingly challenging the prices charged for medical products and services, and current levels of reimbursement may be a disincentive to some hospitals to perform defibrillator implants. Currently, the sales prices of implantable defibrillators range from approximately $12,000 to $20,000, excluding leads. According to an industry study published in January 1995, a defibrillator implant procedure, excluding electrophysiology testing, typically costs between $30,000 and $60,000, depending on the length of hospital stay and other variables. The same source indicated that the average Medicare reimbursement for an initial defibrillator implant procedure is approximately $35,000 to $40,000 and that the average Medicare reimbursement for defibrillator replacement proce-dures is approximately $20,000. Consequently, despite the Company's receipt of regulatory approvals for its systems, third party payors may deny full reimbursement. There can be no assurance that the Company's implantable defibrillator systems will be considered cost effective by third party payors, that reimbursement will be available, or if reimbursement is available, that third party payors' reimbursement policies will not adversely affect the Company's ability to sell its products on a profitable basis. The failure by hospitals and other users of the Company's products to obtain reimbursement from third party payors could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, legislative initiatives relating to health care reform have been introduced in Congress and certain state legislatures. These initiatives have been focused, in large part, on health care cost containment. Such initiatives, if enacted, could adversely affect the availability of third party reimbursement for the Company's products and the price levels at which the Company is able to sell its products. The Company's business, financial condition and results of operations could be adversely affected by changes in government and private payors' reimbursement policies relating to procedures using the Company's products.

     Medicare and Medicaid policies currently permit reimbursement for investigational medical devices if such devices represent evolutionary modifications to commercially available products. Under this policy, for example, next generation implantable defibrillators in clinical trials would be eligible for reimbursement because these devices are derived from an existing, approved class of products. Because the Company anticipates that it will be required to conduct clinical trials in connection with future products, changes in this reimbursement policy could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Third Party Reimbursement."

SIGNIFICANT RESTRICTIONS ON CHANGE OF CONTROL AND CERTAIN MINORITY INVESTMENTS

     The Company has adopted a number of anti-takeover measures. The Company has adopted a Preferred Shares Rights Agreement, sometimes referred to as a poison pill, designed to prevent hostile takeovers not approved by the Board of Directors. In addition, the Company is authorized to issue 5,000,000 shares of undesignated Preferred Stock. Such shares of Preferred Stock may be issued by the Company without stockholder approval upon such terms as the Company's board of directors may determine. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of, the holders of Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

     In addition, the Company's cross-licenses with Medtronic, Telectronics and CPI, entered into in connection with the settlement of several intellectual property litigation matters and disputes, contain significant restrictions that may have the effect of preventing or substantially impeding an acquisition of, change in control of, or certain minority investments in, the Company. Such restrictions include the termination of various licenses and the requirement that the Company make a substantial payment to one of the licensors upon such event. See "Risk Factors -- Limitations on Repurchase of Notes" and "Description of Capital Stock -- Preferred Shares Rights Agreement."

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent upon a limited number of key management and technical personnel. In addition, the Company's future success will depend in part upon its ability to attract and retain highly qualified personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

FUTURE CAPITAL REQUIREMENTS

     Although the Company anticipates that the net proceeds of this offering will be sufficient to meet the Company's foreseeable capital requirements, there can be no assurance that the Company will not require additional financing. The Company's liquidity and capital requirements will depend upon numerous factors, including timing of regulatory approvals, market acceptance of the Company's products, introductions of new products with advanced features by the Company or its competitors, technological advances in the treatment of arrhythmias, outcome of intellectual property litigation and competition. Future financings may result in the issuance of senior securities or in dilution to holders of the Company's Common Stock. Any such financing, if required, may not be available on satisfactory terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has been and is likely to continue to be highly volatile. In addition, the stock market and the medical technology sector in particular have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, shortfalls in revenue or earnings from levels expected by securities analysts, new product introductions by the Company or its competitors, announcements of technological innovations or new products by the Company or its competitors, governmental regulation, developments with respect to patents or proprietary rights and litigation relating thereto, public concern as to the safety of products developed by the Company or others and general market conditions may have a significant adverse effect on the market price of the Common Stock.

     Substantially all of the shares of Common Stock held by current stockholders of the Company are eligible for immediate sale in the public market, subject in some cases to the public information, manner of sale, volume limitation and notice of sale provisions of federal securities laws. Future sales of such shares could lead to a decline in the market price of the Common Stock. See "Price Range of Common Stock."

SUBORDINATION

     The Notes will be unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of the Company's liquidation or insolvency, payment default with respect to Senior Indebtedness, a covenant default with respect to Senior Indebtedness, or upon acceleration of the Notes due to an event of default, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Company may from time to time incur indebtedness constituting Senior Indebtedness. The Notes are structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries. The incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. In addition, the cash flow and ability of the Company to service debt, including the Notes, may in the future become dependent in part upon the earnings from the business conducted by the Company through subsidiaries and distribution of those earnings, or upon loans or other payments of funds by those subsidiaries to the Company. As of June 30, 1996, the Company had no outstanding indebtedness that would have constituted Senior Indebtedness. As of the same date, the Company's subsidiaries had no outstanding indebtedness for money borrowed. See "Description of Notes -- Subordination."

LIMITATIONS ON REPURCHASE OF NOTES

     Upon a Change of Control, each holder of Notes will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes tendered by the holders thereof. (The Company may also elect to make such payment using shares of Common Stock.) In addition, the Company's repurchase of Notes as a result of the occurrence of a Change of Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness. See "Risk Factors -- Significant Restrictions on Change of Control and Certain Minority Investments" and "Description of Notes -- Repurchase at Option of Holders Upon a Change of Control."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     The Notes will be a new issue of securities with no established trading market. The Underwriter has advised the Company that it intends to make a market in the Notes. The Underwriter is not obligated, however, to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriter without notice. There can be no assurance that an active market for the Notes will develop and continue upon completion of the offering or that the market price of the Notes will not decline. Various factors such as changes in prevailing interest rates or changes in perceptions of the Company's creditworthiness could cause the market price of the Notes to fluctuate significantly. The trading price of the Notes could also be significantly affected by the market price of the Common Stock, which could be subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, developments in patents or other intellectual property rights, general conditions in the industry and general economic and market conditions. The Notes will not be listed on any securities exchange or quoted on the Nasdaq Stock Market and will only be traded on the over-the-counter market.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Notes offered hereby, after deducting underwriting discount and other expenses of the offering, are estimated to be $86.8 million ($96.5 million if the Underwriter's over-allotment option is exercised in full).

     The Company plans to use the proceeds from the sale of the Notes for general corporate purposes, including research and development and any potential acquisitions. Pending such uses, the Company intends to invest such proceeds in short-term investment grade, interest-bearing instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1996 and as adjusted to give effect to the issuance and sale by the Company of $90,000,000 in aggregate principal amount of Notes offered hereby:

                                                                            MARCH 31, 1996
                                                                      --------------------------
                                                                       ACTUAL        AS ADJUSTED
                                                                      ---------      -----------
                                                                            (IN THOUSANDS)
Convertible subordinated notes...................................     $      --       $  90,000
                                                                       --------        --------
Stockholders' equity:
  Preferred Stock, par value $.001, 5,000,000 shares authorized;
     no shares issued and outstanding............................            --              --
  Common Stock, par value $.001, 35,000,000 shares authorized;
     20,815,685 shares issued and outstanding(1).................            21              21
  Additional paid-in capital.....................................       158,667         158,667
  Accumulated deficit............................................       (94,154)        (94,154)
                                                                       --------        --------
     Total stockholders' equity..................................        64,534          64,534
                                                                       --------        --------
       Total capitalization......................................     $  64,534       $ 154,534
                                                                       ========        ========

- ---------------

(1) Outstanding Common Stock does not include (i) the approximately shares of Common Stock issuable upon conversion of the Notes offered hereby; (ii) 3,418,839 shares of Common Stock reserved for issuance under the Company's stock option plans, under which options to purchase 2,759,787 shares were outstanding as of March 31, 1996, at a weighted average exercise price of $19.75 per share, and (iii) 119,431 shares reserved for issuance under the Company's 1991 Employee Stock Purchase Plan.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "VNTX." The following table shows for the periods indicated the high and low closing prices for the Common Stock as reported by the Nasdaq National Market.

                                                                              HIGH      LOW
                                                                              ----      ----
FISCAL YEAR ENDED JUNE 30, 1995
  First quarter..........................................................     $26 1/2   $16 1/2
  Second quarter.........................................................     29 3/4    18 1/4
  Third quarter..........................................................     31 3/4    17 1/4
  Fourth quarter.........................................................     19 3/4      13
FISCAL YEAR ENDED JUNE 30, 1996
  First quarter..........................................................     $24 1/2   $15 1/2
  Second quarter.........................................................     24 3/8    16 7/8
  Third quarter..........................................................     20 1/8    12 7/8
  Fourth quarter.........................................................     20 3/4    14 7/8
FISCAL YEAR ENDING JUNE 30, 1997
  First quarter (through July 2, 1996)...................................     $ 19      $ 18

     On July 2, 1996, the last bid price of the Common Stock as reported by the Nasdaq National Market was $17 7/8 per share. As of June 30, 1996, there were approximately 460 holders of record of the Company's Common Stock.

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its capital stock to date. The Company currently anticipates that it will retain all future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated statement of operations data below for the years ended June 30, 1993, 1994 and 1995 and the consolidated balance sheet data as of June 30, 1994 and 1995, are derived from the consolidated financial statements of the Company audited by Ernst & Young LLP, independent auditors, that are incorporated herein by reference, and are qualified by reference to such financial statements. The consolidated statement of operations data for the years ended June 30, 1991 and 1992, and the consolidated balance sheet data as of June 30, 1991, 1992 and 1993, are derived from the consolidated financial statements of the Company that are not incorporated herein by reference. The financial data as of March 31, 1996 and for the nine months ended March 31, 1995 and 1996 are derived from unaudited financial statements incorporated by reference herein, which include all adjustments, consisting only of normal recurring accruals, that the Company considers necessary for a fair presentation of the consolidated financial position and the consolidated results of operations for these periods. Operating results for the nine months ended March 31, 1996 are not necessarily indicative of results that may be expected for future periods. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein or incorporated herein by reference.

                                                                                                             NINE MONTHS ENDED
                                                            YEAR ENDED JUNE 30,                                  MARCH 31,
                                      ---------------------------------------------------------------     -----------------------
                                        1991         1992         1993          1994          1995          1995          1996
                                      --------     --------     ---------     ---------     ---------     ---------     ---------
                                                            (IN THOUSANDS, EXCEPT RATIO AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales..........................   $  7,028     $  9,479     $  25,116     $ 105,616     $ 126,922     $ 107,600     $  37,661
Cost of sales......................      4,421        5,039        17,029        45,947        55,960        46,326        38,576
                                       -------      -------      --------      --------      --------      --------      --------
  Gross profit (loss)..............      2,607        4,440         8,087        59,669        70,962        61,274          (915)
Operating expenses:
  Research and development.........      6,653        8,399        12,940        23,334        27,716        20,600        22,501
  Selling, general and
    administrative.................      2,607        4,487        12,974        28,947        36,513        26,965        28,140
  Intellectual property
    settlements....................         --           --        18,600            --            --            --            --
                                       -------      -------      --------      --------      --------      --------      --------
    Income (loss) from
      operations...................     (6,653)      (8,446)      (36,427)        7,388         6,733        13,709       (51,556)
Other income, net..................        168        1,405         3,111         1,591         3,275         2,193         2,382
                                       -------      -------      --------      --------      --------      --------      --------
Income before provision for income
  taxes............................     (6,485)      (7,041)      (33,316)        8,979        10,008        15,902       (49,174)
Provision for income taxes.........         --           --            --            --         1,000         1,590            --
                                       -------      -------      --------      --------      --------      --------      --------
    Net income (loss)..............   $ (6,485)    $ (7,041)    $ (33,316)    $   8,979     $   9,008     $  14,312     $ (49,174)
                                       =======      =======      ========      ========      ========      ========      ========
Net income (loss) per share........   $  (0.57)    $  (0.48)    $   (1.85)    $    0.44     $    0.43     $    0.69     $   (2.37)
                                       =======      =======      ========      ========      ========      ========      ========
Shares used in per share
  calculations.....................     11,417       14,606        17,992        20,611        20,853        20,874        20,719
                                       =======      =======      ========      ========      ========      ========      ========
Ratio of earnings to fixed
  charges(1).......................         NM           NM            NM          11.1x         13.5x         27.3x       NM

                                                                AT JUNE 30,
                                      ---------------------------------------------------------------                   MARCH 31,
                                        1991         1992         1993          1994          1995                        1996
                                      --------     --------     ---------     ---------     ---------                   ---------
                                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital....................     $5,413     $ 74,355       $33,321       $80,268       $86,207                     $39,040
Total assets.......................      8,847       84,825        75,415       116,764       130,339                      83,560
Capital lease obligations..........        346          221            71            --            --                          --
Stockholders' equity...............      6,593       80,242        47,601       101,373       112,344                      64,534

- ---------------

(1) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of consolidated income before income taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred, including capitalized leases, and the portion of rental expense under leases deemed by the Company to be representative of the interest factor. For the years ended June 30, 1991, 1992 and 1993 and the nine months ended March 31, 1996, earnings were insufficient to cover fixed charges by $6.5 million, $7.0 million, $33.3 million and $49.2 million, respectively.

    QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth the unaudited financial results for the seven fiscal quarters ended March 31, 1996. In the opinion of management, this information includes all adjustments, consisting only of normally recurring accruals, necessary for a fair statement thereof. Past quarterly operating results are not necessarily indicative of the results that may be expected for future periods. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein or incorporated herein by reference.

                                                                       THREE MONTHS ENDED
                                   -------------------------------------------------------------------------------------------
                                   SEPT. 30,     DEC. 31,     MARCH 31,     JUNE 30,     SEPT. 30,     DEC. 31,      MARCH 31,
                                     1994          1994         1995          1995         1995          1995          1996
                                   ---------     --------     ---------     --------     ---------     ---------     ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales.......................   $ 28,983      $36,556      $ 42,061      $19,322      $ 14,225      $  10,635     $ 12,801
Cost of sales...................     12,075       14,980        19,271        9,634        15,365         13,688        9,523
                                    -------      -------       -------      -------      --------       --------     --------
    Gross profit (loss).........     16,908       21,576        22,790        9,688        (1,140 )       (3,053)       3,278
Operating expenses:
  Research and development......      6,650        7,214         6,736        7,116         7,094          8,013        7,394
  Selling, general and
    administrative..............      8,048        8,962         9,955        9,548         8,990          9,058       10,092
                                    -------      -------       -------      -------      --------       --------     --------
    Income (loss) from
      operations................      2,210        5,400         6,099       (6,976 )     (17,224 )      (20,124)     (14,208 )
Other income, net...............        585          705           903        1,082           992            821          569
                                    -------      -------       -------      -------      --------       --------     --------
Income (loss) before provision
  for income taxes..............      2,795        6,105         7,002       (5,894 )     (16,232 )      (19,303)     (13,639 )
Provision for (benefit from)
  income taxes..................        280          612           698         (590 )          --             --           --
                                    -------      -------       -------      -------      --------       --------     --------
    Net income (loss)...........   $  2,515      $ 5,493      $  6,304      $(5,304 )    $(16,232 )    $ (19,303)    $(13,639 )
                                    =======      =======       =======      =======      ========       ========     ========
Net income (loss) per share.....   $   0.12      $  0.26      $   0.30      $ (0.26 )    $  (0.79 )    $   (0.93)    $  (0.66 )
                                    =======      =======       =======      =======      ========       ========     ========
Shares used in per share
  calculations..................     20,784       20,974        20,940       20,639        20,671         20,719       20,767
                                    =======      =======       =======      =======      ========       ========     ========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus and contains forward-looking statements that involve risks and uncertainties. The Company's actual results of operations could differ materially from those anticipated in such forward-looking statements as a result of certain factors set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     Since its inception, the Company and its subsidiaries have engaged in the design, development, manufacture and sale of implantable defibrillators and related products. In April 1993, the FDA approved the Company's PMA for commercial release of the Cadence V-100 system. In July 1994, the FDA approved the Company's PMA supplement for the Cadence V-110 system, a smaller, lighter version of the Cadence V-100. In December 1995, the FDA approved the PMA supplement for the Cadet V-115 defibrillator system for abdominal implantation only. In May 1996, the FDA approved the PMA supplement to label the Cadet V-115 for pectoral implantation. Also in May 1996, the FDA approved the PMA for the TVL transvenous lead system. The Cadet V-115 is smaller and lighter than the Cadence V-100 and V-110 implantable defibrillators but has the same or improved functional and performance characteristics.

     In March 1995, the FDA approved the commercial release of new defibrillators manufactured by CPI and Medtronic which are small enough to allow pectoral implantation, rather than abdominal implantation, in suitable patients. Until receipt of regulatory approval relating to the Cadet in May 1996, the Company could not offer an implantable defibrillator labeled for pectoral implantation in patients in the United States. Commercial release of pectorally implantable defibrillators significantly increased competition in the implantable defibrillator market and resulted in a significant decline in the Company's market share and sales of the Company's products. The Company now has products which it believes are competitive; however, there can be no assurance that the Company's products will compete successfully with products currently manufactured by others or future products under development by competitors which have new features, such as dual chamber and rate-responsive pacing capabilities.

     The Company incurred net losses from its inception in January 1985 through the year ended June 30, 1993, incurred net losses from the fourth quarter of fiscal 1995 through fiscal 1996, expects to incur a net loss for the first quarter of fiscal 1997 and may incur a net loss for the first half of fiscal 1997. If regulatory approval to market the Contour in the United States is not obtained by the end of the third quarter of fiscal 1997, the Company's results of operations will be adversely affected. Results of operations have varied and may continue to fluctuate significantly from quarter to quarter and will depend upon numerous factors including timing of regulatory approvals, market acceptance of the Company's products, introductions of new products with advanced features by the Company or its competitors, technological advances in the treatment of arrhythmias, the outcome of intellectual property litigation and competition. Sales have fluctuated significantly in the past, especially in fiscal 1995 and fiscal 1996, as competitors introduced products with advanced features. In particular, the Company's net sales declined from $107.6 million in the nine months ended March 31, 1995, to $37.7 million in the nine months ended March 31, 1996, primarily as a result of competitors' introductions of smaller defibrillators with advanced features.

RESULTS OF OPERATIONS

  NINE MONTHS ENDED MARCH 31, 1996 AND 1995

  Net Sales

     For the first nine months of fiscal 1996, net sales were $37.7 million, a decrease of $69.9 million, or 65%, compared to $107.6 million during the first nine months of the prior fiscal year. The decrease reflects lower unit shipments and average unit pricing as compared to the first nine months of fiscal 1995 due to the competitive environment. For the first nine months of fiscal 1996, unit shipments decreased approximately 62% from fiscal 1995 levels and average unit prices decreased approximately 8%. Sales of defibrillators provided substantially all of the Company's revenues in both periods.

  Gross Profit

     Gross profit for the first nine months of fiscal 1996 was a loss of $0.9 million compared to a profit of $61.3 million in the corresponding period of fiscal 1995. The decreased gross profit reflects substantial reductions in unit shipments, increased provisions for excess and obsolete inventory, decreased production levels and lower average unit prices in the current fiscal year. Production levels in the first nine months of the current fiscal year were approximately 59% lower than those in the corresponding period of the prior fiscal year, reflecting the decrease in unit shipments. The first nine months of fiscal 1996 includes a provision of $14.6 million for potentially excess inventory and cancellation of purchase commitments for components utilized in currently released products. These provisions resulted from the rapid adoption of competitors' defibrillators that allow pectoral, rather than abdominal, implantation in suitable patients and the approval of additional competitive defibrillator systems labeled for pectoral implantation.

     During the first half of fiscal 1996, in anticipation of regulatory approval, the Company began production of its Cadet V-115 defibrillator system and TVL transvenous lead system, and initially experienced shortages of certain critical components due to manufacturing yield problems at its suppliers. As a result, supplies of the Cadet V-115 defibrillator system have been limited. There can be no assurance that future production problems will not be encountered in producing the Cadet, expanding production of the Contour and the TVL or establishing production of other new products. Failure to manufacture new or existing products on a timely and cost effective basis, could result in substantial unanticipated expenses, delays in the commercial availability of such products, and could have a material adverse effect on the Company's business, financial condition and results of operations.

  Operating Expenses

     For the first nine months of fiscal 1996, operating expenses were $50.6 million, a 6% increase over the $47.6 million of such expenditures in the corresponding period of the prior fiscal year.

     Research and development expenditures were $22.5 million in the first nine months of fiscal 1996 compared to $20.6 million during the corresponding period of fiscal 1995. The increase in spending was primarily due to costs incurred associated with early production stages of the Cadet defibrillator system in addition to design costs for future products. The Company's research and development expenses relate to various research, product and process development, clinical trial and quality assurance activities. Ventritex plans to continue to invest in research and development and expects such expenses to continue to increase in dollar amount in the future.

     Selling, general and administrative expenses totaled $28.1 million in the first nine months of fiscal 1996 compared to $27.0 million during the first nine months of fiscal 1995. The increase in spending for the first nine months of fiscal 1996 is due to increased expenses for the newly-formed German subsidiary and amortization costs of external equipment, partially offset by decreases in commission expenses as a result of decreased revenues as discussed above and the impact of provisions for potential doubtful accounts receivable which were booked in fiscal 1995, while no such provisions were booked in the current fiscal year. Legal expenses decreased approximately $0.3 million in the first nine months of fiscal 1996 from fiscal 1995 levels, but are expected to increase significantly in future periods as the Intermedics litigation moves beyond jurisdictional matters. See "Business -- Legal Proceedings."

  Other Income

     Other income, consisting primarily of interest income, was $2.4 million in the first nine months of fiscal 1996, compared to $2.2 million in the first nine months of fiscal 1995. Fluctuations in interest income reflect changes in invested cash balances and interest rates.

  Income Taxes

     The Company has established a valuation allowance for deferred tax assets resulting from operating losses incurred in fiscal 1996; accordingly, no tax benefit has been recorded. For fiscal 1995 the provision for income taxes was 10% of pre-tax income.

  YEARS ENDED JUNE 30, 1995, 1994 AND 1993

  Net Sales

     Net sales for fiscal 1995 increased to $126.9 million from $105.6 million in fiscal 1994 and $25.1 million in fiscal 1993 as a result of increased unit shipments. Fiscal 1994 results include a full year of commercial shipments of the Cadence V-100 system, while the previous fiscal year included only two months of such commercial sales. Sales of defibrillator systems provide substantially all of the Company's revenues. During fiscal 1995 and 1994, a substantial majority of the Company's sales were to hospitals at the request of physicians who used Cadence defibrillators in combination with a competitor's transvenous defibrillation lead system. In October 1994, the Company received regulatory approval authorizing expanded labeling of Cadence defibrillators for use with CPI's Endotak 60 and 70 series transvenous lead systems. Sales in the fourth quarter of 1995 decreased significantly from prior quarters as a result of the availability of competitive defibrillators capable of being implanted pectorally.

  Gross Profit

     Gross profit for fiscal 1995 increased to $71.0 million from $59.7 million in 1994 and $8.1 million in 1993. The increase in gross profit from fiscal 1994 to fiscal 1995 was primarily due to increases in sales volume and lower per-unit component costs, partially offset by an increase in royalty expenses under patent cross-license agreements, increased spending to establish leads manufacturing capabilities, and increased provisions for product obsolescence.

     Gross margin (gross profit as a percent of net sales) was 55.9%, 56.5% and 32.2% for fiscal years 1995, 1994 and 1993, respectively. Gross margins in all three fiscal years were adversely affected by the impact of increased inventory reserves, reflecting new product introductions by the Company and its competitors and other factors. Gross margin in the fourth quarter of fiscal 1995 was 50.1%, compared with 56.9% for the first nine months of the fiscal year, largely due to a substantial decline in net sales from the prior quarters as a result of the competitive pressures described above.

  Operating Expenses

     Operating expenses were $64.2 million in fiscal 1995 compared to $52.3 million in fiscal 1994 and $44.5 million in fiscal 1993. Fiscal 1993 operating expenses included a charge of $18.6 million relating to intellectual property settlements.

     Research and development expenses increased approximately 19% to $27.7 million in fiscal 1995, compared to $23.3 million in fiscal 1994 and $12.9 million in fiscal 1993. Growth in research and development expenses throughout this period reflects substantial increases in the number of regular employees, consultants and contract employees engaged in research and product and process development activities. In fiscal 1995, spending on materials and parts used in development activities, primarily for defibrillators, increased significantly over fiscal 1994 levels.

     Selling, general and administrative expenses increased to $36.5 million in fiscal 1995 from $28.9 million in fiscal 1994 and $13.0 million in fiscal 1993. As a percentage of net sales, selling, general and administrative expenses were 29%, 27% and 52% for fiscal years 1995, 1994 and 1993, respectively. The increases in spending reflect increased staffing and associated expenses, amortization of costs of external equipment to program defibrillators (which are supplied to customers on long-term loan, typically at no charge, in accordance with industry practice), costs incurred to implement a new software system, research grants and donations, insurance, and costs related to unit sales volume increases. Legal expenses were approximately the same in fiscal years 1995, 1994 and 1993.

  Other Income

     Interest income was $3.4 million, $1.5 million, and $1.9 million in fiscal years 1995, 1994 and 1993, respectively. Fluctuations in interest income reflect changes in interest rates and cash balances during this period. Included in other income in fiscal 1993 is $1.4 million representing reimbursement of prior legal expenses as part of an insurance settlement.

  Income Taxes

     The provision for income taxes was 10% of pre-tax income in fiscal 1995; no provision was recorded in fiscal 1994 or fiscal 1993. The provision for income taxes in fiscal 1995 reflects the benefit from the utilization of tax net operating loss carryforwards.

FLUCTUATIONS IN QUARTERLY RESULTS

     The Company's results of operations have varied, may continue to fluctuate significantly from quarter to quarter, and will depend upon numerous factors including: timing of regulatory approvals, market acceptance of the Company's products, introductions of new products with advanced features by the Company or its competitors, technological advances in the treatment of arrhythmias, outcome of intellectual property litigation, competition and component part availability. The Company's gross margins will be dependent on production volume, manufacturing efficiencies, product obsolescence, competitive pricing, royalties under patent license agreements, component price fluctuations, varying product sales mix, warranty expense and other factors. The Company's future operating results may fluctuate as a result of these and other factors, including seasonality and health care reimbursement policies.

     The Company typically manufactures to its internal sales forecast, fills orders as received, and has no significant backlog of orders for its products. In addition, major components of the Company's defibrillator systems require firm purchase commitments (which may not be cancelable) well in advance of the anticipated delivery of such components. As a result, failure to accurately anticipate future demand may result in substantial excess inventory, significant cancellation costs for purchase commitments, or inability to meet demand for the Company's products and could have a material adverse effect on the Company's business, financial condition and results of operations.

     A significant portion of the Company's operating expenses are relatively fixed, and planned expenditures are based primarily on sales forecasts and product development programs. If sales do not meet the Company's expectations in any given period, the adverse impact on operating results may be magnified by the Company's inability to adjust operating expenditures quickly enough to compensate for such a shortfall. The Company's net sales decreased significantly in the fourth quarter of fiscal 1995 due to the commercial availability of competitive defibrillator systems, decreased further in the first two quarters of fiscal 1996 and did not increase significantly in the third quarter of fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and equivalents and short-term investments totaled $37.7 million at March 31, 1996, compared to $73.9 million at June 30, 1995. The decrease of $36.2 million reflects cash used in operations of $30.4 million during the nine months ended March 31, 1996, and investments in capital equipment and leasehold improvements of $6.9 million partially offset by proceeds from exercise of stock options and an employee stock purchase plan of $1.4 million. Cash used in operations during the nine months ended March 31, 1996 includes the net loss of $49.2 million partially offset by reductions in accounts receivable of $3.9 million, reflecting a decrease in quarterly sales from the fourth quarter of fiscal 1995, and reductions in inventory of $6.1 million, reflecting additional provisions for potentially excess inventory.

     In view of current and anticipated capacity requirements, the Company anticipates capital expenditures of approximately $6.0 million in fiscal 1997, as compared with $13.4 million in fiscal 1995 and approximately $9.0 million in fiscal 1996. Fiscal 1997 capital expenditures are expected to be made principally in connection with the purchase of new equipment.

     The Company believes that the proceeds of this offering, together with current cash balances, will be sufficient to meet the Company's foreseeable capital requirements. However, Ventritex may use debt or other means of financing when deemed necessary and/or financially advantageous. The Company's liquidity and capital requirements will depend upon numerous factors, including the extent to which the Company's future products gain market acceptance, the duration and magnitude of operating losses, FDA regulatory actions, changes in health care reimbursement policies, and intellectual property litigation to which the Company is or may become a party.

                                    BUSINESS

THE COMPANY

     Ventritex designs, develops, manufactures and sells implantable defibrillators and related products for the treatment of ventricular tachycardia and ventricular fibrillation. Ventricular tachycardia and ventricular fibrillation are the most serious and life-threatening forms of abnormal heart rhythms ("arrhythmias"). The Company's principal product, the Cadet V-115 implantable defibrillator, is an electronic device that is implanted in the patient's pectoral (chest) or abdominal region and is connected to the patient's heart with defibrillation leads, which are typically implanted transvenously. The Cadet V-115 is the successor to the Company's Cadence V-100 and V-110 implantable defibrillators, which are considerably larger than the Cadet V-115 and are implanted in the patient's abdominal region. The Cadet has the same functional and performance characteristics as larger Ventritex defibrillators and offers features, including high defibrillation energy output and extended electrogram ("EGM") storage, superior to competing defibrillators that can be implanted pectorally. As of June 30, 1996, approximately 1,000 Cadet and 17,250 Cadence implants had been performed at over 550 sites. The Company's defibrillators monitor the heartbeat and deliver electrical pulses or shocks to the heart to terminate ventricular tachycardia and ventricular fibrillation in patients. In ventricular tachycardia, the heart's ventricles contract at an abnormally rapid rate and typically deliver less blood to the body's tissues and organs. Episodes of ventricular tachycardia occur unpredictably and can progress to ventricular fibrillation. In ventricular fibrillation, the heart's normal electrical impulses become disorganized and erratic and the heart ceases to pump blood. If ventricular fibrillation is not terminated quickly, the individual will experience a sudden cardiac death ("SCD") episode during which the individual will become unconscious and, without prompt medical intervention, typically will die.

BACKGROUND

     The heart is divided into four chambers, two upper chambers called atria and two lower chambers called ventricles. The heart's function is to pump blood through the body's circulatory system. Each normal heartbeat is the result of electrical signals generated at a precise area in the right atrium, called the sino-atrial node, the heart's natural pacemaker. These electrical signals cause a physical contraction of the atria, which pump blood into the ventricles. The electrical impulses then continue to the ventricles, causing them to contract and distribute blood throughout the body.

     Arrhythmias, abnormal rhythms of the heart muscle, arise from numerous causes, including tissue damage due to previous heart attacks, congenital defects and certain diseases. Arrhythmias originate in either the atria, where they are generally not life-threatening, or the ventricles, where they can significantly interfere with the pumping of oxygenated blood and can therefore be life-threatening. During an arrhythmia, the heart beats either too slowly or too rapidly. An abnormally slow heart rate, generally defined as a heart rate below 50 beats per minute, is known as bradycardia. Ventricular tachycardia, a more serious arrhythmia, occurs when abnormal electrical signals occur in the ventricles, causing the ventricles to beat at an abnormally rapid rate. When the ventricles beat at an abnormally rapid rate, they do not have sufficient time to fill with blood prior to each contraction and therefore less blood is pumped out of the heart. As a result, less oxygen is carried to the tissues and organs of the body. This lack of oxygen can cause dizziness, unconsciousness, cardiac arrest and, ultimately, death.

     Patients experiencing heart problems are usually treated initially by cardiologists. Cardiologists may refer patients with ventricular tachyarrhythmias to specialists in electrophysiology, a cardiology subspecialty requiring extensive, advanced training in the diagnosis and treatment of arrhythmias. Typically, an electrophysiologist will conduct extensive testing to determine the appropriate therapy, including testing various drugs to determine their potential for preventing future spontaneous tachyarrhythmias. Electrophysiology testing is a costly procedure and often requires hospitalization. If an antiarrhythmic drug is successful in these tests, the drug will usually be prescribed for the patient. If an appropriate drug cannot be identified, or if the patient's ventricular tachyarrhythmia is judged to be too critical to be treated by drugs alone, the electrophysiologist will typically elect to implant a defibrillator.

MARKET

  UNITED STATES

     Since the first defibrillator implant in 1981, the Company estimates that through 1995 over 90,000 defibrillators had been implanted in the United States, including approximately 22,000 in 1995. Implantable defibrillators are generally purchased by hospitals upon the recommendation of electrophysiologists. Currently, approximately 1,200 electrophysiologists practice at medical centers in the United

States where defibrillator implants are performed. Today, many individuals in the United States who are at high risk of experiencing an SCD episode are not referred to electrophysiologists for diagnosis and treatment. The Company believes that referrals to electrophysiologists have been increasing annually as physicians have become more aware of the benefits of electrophysiology testing. Medical studies suggest that individuals at high risk of SCD who are not referred to electrophysiologists have a significantly higher mortality rate from SCD because such individuals receive unguided drug therapy that is less effective than the therapy received by those individuals who are referred to an electrophysiologist.

     Recently, a clinical study sponsored by a competing manufacturer of implantable defibrillators demonstrated the clinical utility of implanting defibrillators in additional classes of patients that are at high risk of an SCD episode. In particular, this study demonstrated the utility of implanting defibrillators in patients who have suffered a heart attack and are at high risk of an SCD episode but who do not exhibit other symptoms, such as sustained ventricular tachycardia. As a result of this study, the sponsoring manufacturer has been permitted by the FDA to expand the labeling of its device to include this class of patients. The Company is seeking FDA approval of a PMA supplement to similarly expand the labeling of its implantable defibrillators. Although there can be no assurance as to the action the FDA will take in this regard, a broadening of the classes of patients that can receive defibrillator implants could result in an increased market for defibrillators.

  INTERNATIONAL

     To date, the United States market has represented approximately 80% of the world market for implantable defibrillators. The international market for implantable defibrillators has been constrained by the lack of effective emergency medical services in many developed countries. However, certain international markets, including particularly Germany and Italy, represent attractive markets for implantable defibrillators, and, to the extent that emergency medical services in other countries improve, the market for implantable defibrillators in these countries could correspondingly grow.

IMPLANTABLE DEFIBRILLATORS

     An implantable defibrillator is an electronic device that is implanted in the patient and is designed to monitor the patient's heartbeat and deliver electric pulses or shocks to the heart to terminate ventricular tachyarrhythmias. The limitations of first and second generation implantable defibrillators led to the development of third-generation defibrillators capable of providing tiered therapy. Tiered therapy defibrillators are designed to provide three types of therapy: (i) low voltage electrical pacing pulses to terminate ventricular tachycardia, (ii) one or more cardioversion shocks to convert, to a normal rhythm, ventricular tachycardia that cannot be controlled through antitachycardia pacing, and (iii) high-energy defibrillation shocks to terminate ventricular fibrillation. Third-generation implantable defibrillators also provide greater programmability to increase the physician's ability to customize therapy to a patient's condition during and after implant. The Company's Cadence V-100 defibrillator and a competitor's third-generation, tiered therapy implantable defibrillator received PMA approval in 1993. The Cadence V-100 was the first third-generation, tiered therapy implantable defibrillator incorporating both electrogram ("EGM") storage and a biphasic defibrillation waveform to receive regulatory approval. The Company's Cadence V-110 implantable defibrillator, a smaller version of the V-100 with similar performance characteristics, and a competitor's third-generation defibrillator received regulatory approval in 1994.

     Competition in the market for tiered therapy implantable defibrillators increased significantly in March 1995 with FDA approval of a PMA application for implantable defibrillators manufactured by two of the Company's competitors, CPI and Medtronic, which allowed implantation in the pectoral area, rather than the abdominal area, in suitable patients. The ability to implant the defibrillator pectorally enables the implant procedure to be performed by an electrophysiologist alone, rather than in conjunction with a surgeon. In May 1996, the Company received FDA approval for pectoral implantation labeling of the Cadet V-115 implantable defibrillator. The Cadet V-115 is comparable in size to the new defibrillators introduced by CPI and Medtronic.

TRANSVENOUS LEAD SYSTEMS

     Since the United States commercial introduction of transvenous defibrillation leads in 1994, transvenous lead systems, in which the defibrillation leads are implanted through a vein to connect the defibrillator with the heart, have become the preferred type of lead system.

     Defibrillation lead systems require two electrodes to deliver electrical energy to the heart. Defibrillation lead systems can be configured with two leads, in which case a single electrode will be placed on each lead. In addition, two single lead configurations are possible. In one such configuration, two electrodes are placed on a single lead. Alternatively, in a configuration known as a "high voltage can," one or two electrodes are placed on the lead and the housing of the defibrillator unit serves as the second or third electrode. Certain physicians may have a preference for single lead systems because of their belief that a single lead system is easier to implant. However, the Company estimates that, as compared to a single lead system, a dual lead system requires approximately five additional minutes to implant and offers additional flexibility in electrode configuration.

     In May 1996, the Company received FDA approval of a PMA application for its TVL transvenous defibrillation lead system. The TVL is configured as a dual lead system. The Company is currently engaged in clinical trials of two single lead systems, one in which both electrodes are on a single lead and a second with a single electrode on the lead and another on a high voltage can version of the Cadet V-115 defibrillator. There can be no assurance as to when or whether the Company will receive PMA approval for such single lead systems.

     To date, a large percentage of the Company's sales of defibrillators have been at the direction of physicians who used the Company's defibrillators in combination with commercially available transvenous lead systems supplied by the Company's competitors. Therefore, there can be no assurance that physicians will purchase transvenous lead systems for which the Company obtains regulatory approval. In particular, physicians preferring single lead systems may choose to continue to combine competitors' transvenous leads with the Company's defibrillators, at least until such time as the Company obtains PMA approval for its single lead systems. Furthermore, there can be no assurance that manufacturers of competing transvenous lead systems will not attempt to discourage or prevent use of their leads with the Company's defibrillators through product labeling, availability, pricing or other means. In general, unless the FDA-approved labeling includes use with any transvenous lead system sold by its competitors, the FDA or other government agencies may take further actions, including restrictions on reimbursement, to restrict the combination of the Company's defibrillators with such transvenous lead systems. Such actions could make the Company's defibrillators, including both the Cadet and the Contour, less attractive to physicians and could therefore have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCTS

     The Cadet implantable defibrillator system consists of a Cadet microprocessor-based implantable defibrillator; sensing/pacing and defibrillation leads that connect the Cadet defibrillator to the patient's heart; the Programmer, a customized personal computer that the electrophysiologist uses to program the defibrillator's operating parameters during and after the implant and to retrieve information from the device after implant; and the High Voltage Stimulator ("HVS-02") that the electrophysiologist may use during the implant procedure to ensure proper placement of the leads, to determine the level of energy needed to defibrillate the patient, and to perform testing before implanting the Cadet defibrillator.

  CADET V-115 DEFIBRILLATOR

     The Company's principal product, the Cadet V-115 implantable defibrillator, is a third-generation, tiered therapy implantable defibrillator that uses a sophisticated sensing system to continuously monitor the patient's heart rate and employs a complex set of algorithms to distinguish various types of ventricular arrhythmias. The tiered therapy Cadet system may be programmed to initially deliver low voltage antitachycardia pacing designed to control ventricular tachycardias that can be terminated by

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

such pacing. The Cadet can also be programmed to deliver cardioversion shocks in an attempt to convert ventricular tachycardia to a normal rhythm, or deliver one or more high energy electric shocks to the heart to terminate ventricular fibrillation. Cadet defibrillators are programmed by the physician upon implant and periodically thereafter to respond to a patient's changing needs.

     A Cadet defibrillator, configured for use with a Ventritex lead system, is 73 cubic centimeters in size and has been designed to be small enough to be implanted in the pectoral region while delivering the same functional and performance characteristics as larger tiered therapy implantable defibrillators that must be implanted in the abdomen. Key features of the Cadet include the following:

     - High Defibrillation Energy Output. The Cadet delivers energy output up to approximately 38 joules, which is more than other pectorally implantable defibrillators that are commercially available or, to the Company's knowledge, in clinical trials in the United States. Since certain patients require a high level of energy output to terminate ventricular fibrillation, the Cadet's high power output can expand the range of patients who can be effectively treated as well as providing an additional safety margin.

     - Programmability. Cadet defibrillators are configured to provide the electrophysiologist with the ability to vary the operating parameters of implanted units using the Programmer. This programmability allows the physician to customize therapy to the patient's condition during and after implant. The Programmer is menu-driven and features a touch screen interface to simplify device programming and information retrieval.

     - Biphasic Defibrillation Waveform. Cadet defibrillators can deliver electrical shocks to the patient in a monophasic or biphasic waveform. Clinical studies suggest that biphasic waveforms achieve improved defibrillation efficacy compared to monophasic waveforms.

     - Electrogram Storage. Cadet defibrillators continuously collect data to record information on the patient's arrhythmic events in EGM form. This feature provides valuable information that enables the electrophysiologist to analyze spontaneous arrhythmic events that the patient has experienced, to evaluate the effectiveness of therapies that were delivered in response to arrhythmic events and, if appropriate, to adjust operating parameters of the device. The Cadet provides up to 8 minutes of EGM storage. The continuous EGM storage provided by the Cadet, as compared to the segmented EGM data provided by certain competing defibrillators, improves the quality of EGM data available to the electrophysiologist for arrhythmia diagnosis.

     - Continuous Sensing and Non-Committed Therapy. Cadet defibrillators continuously sense the heart's activity while the defibrillator is charging its high voltage capacitors to the level required for the indicated therapy, and can abort the charging process if the patient's heart function spontaneously returns to normal. This feature is significant because the Cadet defibrillator does not subject the patient to unnecessary and painful electric shocks if the patient's heart function spontaneously returns to normal.

     - Backup Bradycardia Pacing. Cadet defibrillators can provide pacing to correct an abnormally slow heartbeat. This pacing is sometimes necessary to restart a patient's heart following a defibrillation shock. This feature reduces the need to implant a second device for those patients who would otherwise require a bradycardia pacemaker.

     Cadet defibrillators are constructed as one-piece, hermetically sealed units which contain hybrid circuits, high voltage capacitors and batteries. Hybrid circuits include custom VLSI circuits, a semi-custom microprocessor and memory chips. The hybrid circuits process and store data and control the operation of the Cadet units. The capacitors accumulate an electric charge and deliver high voltage shocks. The Cadet implantable defibrillator is battery-powered and is designed to have a life of three to five years, although battery life varies depending on the frequency and duration of pacing and the number of times the capacitors are charged to high voltage. The list price for the Cadet V-115, without leads, is approximately $20,000.

  CONTOUR V-145 DEFIBRILLATOR

     To date, a limited number of Contour V-145 implantable defibrillators have been implanted in patients in Europe. At 57 cubic centimeters, the Contour is one of the smallest third-generation implantable defibrillators. The Contour offers the same high, approximately 38 joule energy output provided by the Cadet and provides 16 minutes of stored EGM data. In June 1996, the Company submitted a PMA supplement for the Contour to the FDA; however, there can be no assurance that the FDA will accept this submission as a PMA supplement. The FDA could instead require additional testing of the Contour and could also require clinical data in order to approve the supplement. The Company would then be required to conduct additional clinical trials under an IDE and submit data from such trials. This could result in significant delays in approval for the Contour. Delays in receiving or failure to receive PMA approval for the Contour would have a material adverse effect on the Company's business, financial condition and results of operations.

  TVL TRANSVENOUS LEAD SYSTEM

     The Company's principal lead system which is labeled for use with Cadet defibrillators is the TVL transvenous lead system. The Company received regulatory approval for the TVL system in May 1996. The TVL system employs a dual lead configuration. The TVL leads are designed to offer the flexibility and maneuverability of pacemaker leads, which have been implanted transvenously for many years, making them easy to handle and place in the patient. TVL leads provide sensing and pacing and are used to monitor heart function and to deliver antitachycardia or bradycardia pacing, as needed. The current list price of the TVL system is approximately $5,500.

  NEW SINGLE LEAD SYSTEMS

     The Company has developed and is conducting clinical trials of two single lead systems to provide additional flexibility for electrophysiologists in selecting a lead system and to accommodate the preferences of many electrophysiologists for a single lead system. The Company's SPL system is a single lead with two defibrillation electrodes. The Company is also conducting clinical trials of a "high voltage can" version of the Cadet V-115. In this system, one electrode is on the lead and the housing of the Cadet, which is made of titanium, serves as the other electrode. The Company intends to submit PMA supplements for the SPL system and the high voltage can version of the Cadet to the FDA. There can, however, be no assurance that the FDA will accept these submissions as PMA supplements. The FDA could instead require additional testing of or modification to the SPL or the Company's high voltage can defibrillator and could also require clinical trials under an IDE and completion of the entire PMA approval process, as opposed to the typically shorter PMA supplement process. Delays in receiving or failure to receive PMA approval for the SPL or the high voltage can defibrillator could have a material adverse effect on the Company's business, financial condition and results of operations.

  PROGRAMMER

     Ventritex Programmers are customized personal computers that provide communication with the Company's defibrillators using a specialized communication wand. This feature allows the physician to alter the operating parameters of Cadet defibrillators, to receive and display diagnostic data and to non-invasively induce ventricular tachycardia or fibrillation in the patient to periodically evaluate the patient's defibrillation threshold and defibrillator performance. The Programmer is menu driven and uses a color touch screen to highlight programming steps and changes, which simplifies the setup and monitoring of defibrillator operating parameters. The Company typically provides Programmers without charge for each domestic site implanting the Company's defibrillators. As a result, the Company anticipates expensing approximately $6 million during fiscal 1997 for Programmers and HVS-02 high voltage stimulators provided to hospitals and other sites where the Company's defibrillators are implanted.

  HIGH VOLTAGE STIMULATOR

     The HVS-02 high voltage stimulator is an external device that may be used by the electrophysiologist during the implant procedure to facilitate proper placement of the leads and to induce and terminate ventricular tachycardia or fibrillation to determine the energy required to defibrillate the patient. It provides an external defibrillator to determine defibrillation thresholds, a pacing system analyzer to properly position the sensing/pacing leads, and a programmable stimulator to induce either ventricular tachycardia or fibrillation. Typically, one HVS-02 is used at each institution implanting the Company's defibrillators and HVS-02 devices are typically provided by the Company without charge. However, it is also possible to have the defibrillator itself perform the functions of the HVS-02 during the implant procedure, and an increasing number of implants are currently being performed without use of the HVS-02.

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts include various research, product and process development, clinical trial and quality assurance activities. These activities are performed by the Company's staff and are supplemented by work conducted on the Company's behalf by outside sources. The Company is engaged in research and development projects for future defibrillator systems, transvenous defibrillation lead systems and external equipment. Delays in development of new products by Ventritex or developments involving competitors, including commencement of clinical trials or commercialization of new implantable devices, pharmaceuticals, cardiac ablation or surgical alternatives for the treatment of ventricular tachycardia or ventricular fibrillation, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Research and development expense was $27.7 million, $23.3 million and $12.9 million for fiscal years 1995, 1994 and 1993, respectively. The Company expects research and development expense to continue to increase in dollar amount in the future.

     Market acceptance and sales of the Company's products could be adversely affected by technological changes. Many companies with substantially greater resources than the Company are engaged in the development of products and approaches for the treatment of ventricular tachycardia and ventricular fibrillation. These include implantable devices as well as pharmaceuticals and cardiac ablation therapies. Future innovations in the treatment of ventricular tachycardia and ventricular fibrillation could render existing technologies, including the Company's systems, less competitive or obsolete.

CLINICAL ENGINEERING, MARKETING AND SALES

     The Company's skilled sales, marketing, clinical engineering and support staff consult with electrophysiologists on the features and applications of the Company's products. In addition, sales and field clinical engineering personnel conduct ongoing training sessions and provide clinical support by attending defibrillator implants and patient follow-up sessions.

     The Company's field sales and field clinical engineering organizations currently include approximately 60 individuals. The field organization enables the Company to focus its marketing program on electrophysiology centers in the United States. In addition, the Company is addressing international markets, typically through specialty cardiovascular product distributors. During fiscal 1996, the Company established a direct sales and field clinical engineering organization in Germany.

     No customer accounted for more than 10% of net sales in any of fiscal years 1995, 1994 or 1993.

MANUFACTURING

     The Company's manufacturing facility based in Sunnyvale, California contains assembly areas where its products are assembled and tested. The manufacturing area includes controlled environment rooms in which certain lead systems are manufactured, and the completed defibrillators and lead systems are packaged before being sent to an outside sterilization facility. The Company's quality assurance group performs tests at various steps in the manufacturing cycle to ensure compliance with the Company's specifications.

     The Company relies on outside suppliers to manufacture certain major components of its defibrillator systems. The Company currently has sole source supply arrangements with its suppliers of hybrid circuits, high voltage capacitors, integrated circuits, defibrillation lead components, batteries and certain other components used in its products. For certain components, there are relatively few potential sources of supply and establishment of additional or replacement suppliers for these components cannot be accomplished quickly. The Company believes that alternative sources of supply are available for most components and subcontracted manufacturing services, and plans to qualify additional suppliers as production volumes increase. Because of the long lead times for some components that are currently available from only a single source, a vendor's inability to supply acceptable components in the quantity required could have a material adverse effect on the Company's business, financial condition and results of operations.

     During the first half of fiscal 1996, in anticipation of regulatory approval, the Company began production of its Cadet V-115 defibrillator system and TVL transvenous lead system, and initially experienced shortages of certain critical components due to manufacturing yield problems at its suppliers. There can be no assurance that future production problems will not be encountered in production of the Company's current or future products. Failure to manufacture new or existing products on a timely and cost effective basis could result in substantial unanticipated expenses, delays in the commercial availability of such products, and could have a material adverse affect on the Company's business, financial condition and results of operations.

PRODUCT WARRANTY

     The Company's implantable defibrillator systems include a complex electronic device and leads designed to be implanted in the human body for long periods of time. Component failures, manufacturing errors or design defects could result in an unsafe condition, injury or death to the patient. The occurrence of such a problem could result in a recall of the Company's products, explanting implanted defibrillators or leads and the implanting of new defibrillators or leads.

     The Company's defibrillators are warranted for the earlier of three years or 100 high voltage capacitor charges, assuming nominal pacing during the time the unit is implanted. Previously, the Company experienced certain component failures with the Cadence defibrillator and with lead systems. For example, during clinical trials, a number of Cadence V-100 defibrillators experienced premature battery depletion due to defective capacitors supplied by an outside vendor. In all these instances, the devices were explanted and replaced with new defibrillators. The Company has experienced what it believes, in light of industry experience, to be a typical level of returns of defibrillator units from the field for various reasons, none of which the Company believes are systemic or would otherwise give rise to a product recall. There can, however, be no assurance that the Company's products will not experience additional performance difficulties. Future product problems resulting in a recall could have a material adverse effect on the Company's business, financial condition and results of operations.

     The manufacture and sale of the Company's products entails the risk of product liability claims. Although the Company maintains product liability insurance with coverage limits of $25.0 million per occurrence and $25.0 million in the aggregate per year, there can be no assurance that the coverage limits of the Company's insurance policies will be adequate. Product liability insurance is expensive and may not be available in the future on acceptable terms or at all. In addition, the Company has indemnified certain of its component suppliers for certain potential product liability. To date, the Company has not experienced any material product liability claims. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations and could adversely affect the Company's ability to continue as a viable entity. Also, as a result of the June 1996 United States Supreme Court decision in Medtronic, Inc. v. Lohr, which rejected federal pre-emption of certain state law causes of action in relation to medical devices, the Company expects that product liability claims relating to medical devices may be pursued more aggressively in the future.

COMPETITION

     Competition in the market for implantable defibrillator systems is intense. Although patients susceptible to ventricular tachycardia and ventricular fibrillation may be treated with antiarrhythmic drugs or cardiac ablation therapies, the Company believes that manufacturers of implantable defibrillators are its primary competitors. The Company's principal competitors are CPI and Medtronic. Both CPI and Medtronic are large, diversified cardiology and medical device companies and each has invested substantial amounts in implantable defibrillator research and development. Other competitors in the implantable defibrillator market include Telectronics, Intermedics and Angeion Corporation.

     In March 1995, the FDA approved the commercial release of new defibrillators manufactured by CPI and Medtronic which are small enough to allow pectoral implantation, rather than abdominal implantation, in suitable patients. Until receipt of regulatory approval relating to the Cadet in May 1996, the Company could not offer an implantable defibrillator labeled for pectoral implantation in patients in the United States. Commercial release of pectorally implantable defibrillators significantly increased competition in the implantable defibrillator market and resulted in a significant decline in the Company's market share and sales of the Company's products. The Company now has products which it believes are competitive; however, there can be no assurance that the Company's products will compete successfully with products currently manufactured by others or future products under development by competitors which have new features, such as dual chamber and rate-responsive pacing capabilities.

     Medtronic and CPI have regulatory approval of and are commercially marketing single lead transvenous lead systems. The Company currently is marketing the TVL transvenous lead system, a dual lead system. Some physicians prefer a single lead system due to the perceived ease of implanting such a system as compared to a dual lead system. The Company is engaged in clinical trials of single lead transvenous defibrillation lead systems and must receive PMA approval prior to commercialization. There can be no assurance as to when or whether the Company will receive PMA approval for these systems.

     Many of the Company's competitors, including both CPI and Medtronic, have substantially greater financial, manufacturing, marketing and technical resources than those of the Company. The financial resources of certain of the Company's competitors may enable them to use pricing pressures as a means of competition. In addition, competitors have in the past and may in the future employ litigation to gain a competitive advantage. There can be no assurance that the Company's competitors will not develop or obtain regulatory approval for implantable defibrillation systems, or for pharmaceuticals or surgical alternatives, that may be more effective in treating ventricular tachycardia and ventricular fibrillation than the Company's current or future products, or that the Company's technologies and products would not be rendered less competitive or obsolete by such developments. Failure of the Company's products to gain market acceptance or limited growth in the market for implantable defibrillators would have a material adverse effect on the Company's business, financial condition and results of operations.

     Any product developed by the Company that gains regulatory approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company can develop products, complete clinical testing and regulatory approval processes and supply commercial quantities of the product to the market is expected to be a critical competitive factor. The Company expects that competition will also be based, among other things, on the ability to safely and effectively treat ventricular tachycardia and ventricular fibrillation, the availability of defibrillation systems that can be implanted through less invasive surgical procedures, ease of programmability, ability to provide improved diagnostic capability, size and weight of the device, product reliability, physician familiarity with the device, patent position, sales and marketing capability, third-party reimbursement policies, reputation and price.

     In addition, the Company is aware that competitors are developing and, in some instances, are conducting clinical trials of implantable defibrillators that have features not included in the Company's defibrillators. Moreover, these competitors may obtain expedited regulatory approval from the FDA for these new devices. Commercial release of competitors' products with features not available in the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

THIRD PARTY REIMBURSEMENT

     Implantable defibrillators are generally purchased by hospitals upon recommendations of electrophysiologists. Typically, these hospitals then bill various third party payors for the health care services provided to their patients. These payors include Medicare, Medicaid and private insurers. Government agencies reimburse hospitals for medical procedures at rates based upon Diagnostic-Related Groups ("DRGs").

     Third party payors are increasingly challenging the prices charged for medical products and services, and current levels of reimbursement may be a disincentive to some hospitals to perform defibrillator implants. Currently, the sales prices of implantable defibrillators range from approximately $12,000 to $20,000, excluding leads. According to an industry study published in January 1995, a defibrillator implant procedure, excluding electrophysiology testing, typically costs between $30,000 and $60,000, depending on the length of hospital stay and other variables. The same source indicated that the average Medicare reimbursement for an initial defibrillator implant procedure is approximately $35,000 to $40,000 and that the average Medicare reimbursement for defibrillator replacement procedures is approximately $20,000. Consequently, despite the Company's receipt of regulatory approvals for its systems, third party payors may deny full reimbursement. There can be no assurance that the Company's implantable defibrillator systems will be considered cost effective by third party payors, that reimbursement will be available, or if reimbursement is available, that third party payors' reimbursement policies will not adversely affect the Company's ability to sell its products on a profitable basis. The failure by hospitals and other users of the Company's products to obtain reimbursement from third party payors could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, legislative initiatives relating to health care reform have been introduced in Congress and certain state legislatures. These initiatives have been focused, in large part, on health care cost containment. Such initiatives, if enacted, could adversely affect the availability of third party reimbursement for the Company's products and the price levels at which the Company is able to sell its products. The Company's business, financial condition and results of operations could be adversely affected by changes in government and private payors' reimbursement policies relating to procedures using the Company's products.

     Medicare and Medicaid policies currently permit reimbursement for investigational medical devices if such devices represent evolutionary modifications to commercially available products. Under this policy, for example, next generation implantable defibrillators in clinical trials would be eligible for reimbursement because these devices are derived from an existing, approved class of products. Because the Company anticipates that it will be required to conduct clinical trials in connection with future products, changes in this reimbursement policy could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Third Party Reimbursement."

PATENTS AND PROPRIETARY RIGHTS

     The Company files patent applications to protect technology and inventions that are significant to the development of its business. As of June 30, 1996, the Company held 71 issued United States patents and 11 issued foreign patents and had pending 51 United States and 28 corresponding foreign patent applications that cover various aspects of its technology. The Company's issued United States patents expire on dates ranging from 2006 through 2014. There can be no assurance that any of the claims in the pending patent applications will be allowed, or that any issued patents will be upheld, or not circumvented by competitors, or that any patents or licenses will provide competitive advantages for the Company's products. The Company also relies on trade secrets and proprietary know-how which it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

     The segment of the medical device market that includes implantable defibrillators has been characterized by extensive litigation regarding patents and other intellectual property rights. The Company has resolved intellectual property disputes to date through licensing arrangements, when appropriate and on terms it believes to be commercially reasonable. Under certain agreements, the Company pays royalties based on commercial sales of implantable defibrillator systems. The Company anticipates that such royalties will continue for future implantable defibrillator systems developed by the Company. Additionally, the agreements do not include all patents that may be issued to the licensors, thus future patent disputes with these companies are possible. Intermedics has filed claims against the Company for patent infringement which are still pending, and there can be no assurance that other parties will not institute additional litigation against the Company.

     In 1990, two of the Company's competitors, Telectronics and Intermedics, instituted patent infringement litigation against the Company. Medtronic and CPI also notified the Company that they believed the Company infringed patents held by them. In May 1992, the Company and Medtronic agreed to cross-license their respective patent portfolios relating to devices for the treatment of tachyarrhythmias. Under the license agreement, Ventritex pays Medtronic royalties based on a percentage of net sales of Ventritex's products covered by Medtronic's patents. In July 1993, Ventritex entered into license agreements with Telectronics and CPI. Under the agreement with CPI, Ventritex and CPI cross-licensed their respective patent portfolios relating to devices for the treatment of tachyarrhythmias. Ventritex made a one-time payment to CPI in settlement of claims relating to past activities and pays CPI royalties based on a percentage of net sales of Ventritex's products covered by CPI's patents. Under the agreement with Telectronics, Ventritex and Telectronics cross-licensed their respective patent portfolios relating to devices for the treatment of tachyarrhythmias. Ventritex also made a one-time payment to Telectronics in settlement of ongoing patent infringement litigation between Telectronics and Ventritex. The Company does not have ongoing royalty obligations to Telectronics. In connection with the license agreements with CPI and Telectronics, Ventritex recognized a charge of $18.6 million in fiscal 1993. This charge included the one-time payments and certain other related settlement expenses.

     The Company's licenses with Medtronic, CPI and Telectronics contain significant restrictions that may have the effect of preventing or substantially impeding an acquisition of, change in control of, or certain minority investments in, the Company. Such restrictions include the possible termination of various licenses to the Company and the requirement that the Company make a substantial payment to one of the licensors upon such event.

     As a result of the above license agreements, the Company's only pending legal dispute in the intellectual property area consists of various claims asserted by and against Intermedics. For more information about the Intermedics litigation, see "-- Legal Proceedings."

     Although the Company believes that it has entered into license agreements with all of the major participants in the implantable defibrillator market other than Intermedics, there can be no assurance that other parties will not institute litigation against the Company. In addition, the license agreements with Medtronic, Telectronics and CPI do not include patents that are issued under applications filed after certain specified dates and thus future patent disputes with Medtronic, Telectronics and CPI are possible. Any future litigation, as well as any future interference proceedings that may be declared by the United States Patent and Trademark Office to determine the priority of inventions, could result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. Additional litigation may be necessary to enforce patents issued to or held by the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in litigation or interference proceedings to which the Company is or may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. There can, however, be no assurance that necessary licenses would be available to the Company on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations and could adversely affect the Company's ability to continue as a viable entity.

GOVERNMENT REGULATION

     Clinical testing, manufacture and sale of the Company's products are regulated by the FDA as medical devices. Under the Federal Food, Drug, and Cosmetic Act, as amended, all medical devices are classified into three classes, class I, II or III. Class III devices, such as implantable defibrillators, are subject to the most stringent FDA review and require submission and approval of a PMA application or a PMA supplement from the FDA before commencement of marketing, sales and distribution in the United States.

     In order to receive approval of a PMA application, a device must undergo clinical evaluation under an Investigational Device Exemption ("IDE") that is granted by the FDA to permit testing of the device in controlled human trials. In addition to obtaining an IDE from the FDA, the sponsor of the investigational research must also obtain approval for the research from a hospital institutional review board or committee established for this purpose. Once an IDE has been granted, the FDA may allow expansion of the IDE's scope to additional patient implants or additional clinical sites, or both. The FDA or the sponsor may suspend clinical trials at any point if either concludes that clinical subjects are being exposed to an unacceptable health risk or for other reasons.

     Results of clinical trials are presented to the FDA in a PMA application. In addition to the results of clinical investigation(s), the PMA applicant must submit other information relevant to the safety and effectiveness of the device including: the results of non-clinical tests; a full description of the device and its components; a full description of the methods, facilities and controls used for manufacturing; and proposed labeling. The FDA staff then reviews the submitted application and determines whether or not to accept the application for filing. If accepted for filing, the application is further reviewed by the FDA and may be subsequently reviewed by an FDA scientific advisory panel comprised of physicians and others with expertise in the relevant field. The advisory panel holds a public meeting during which the PMA application is reviewed and discussed. The scientific advisory panel then issues an approvable or not approvable recommendation to the FDA or recommends approval with conditions. Although the FDA is not bound by the opinion of the advisory panel, the FDA tends to give considerable weight to panel recommendations. The FDA also typically conducts an inspection to determine whether the Company conforms with the current Good Manufacturing Practice ("GMP") regulations. If the FDA's evaluation is favorable, the FDA will subsequently publish an order approving the PMA for the device. Interested parties can file comments on the order and seek further FDA review. Although the PMA review process is to be completed within 180 days from the date the PMA is accepted for filing, this time frame is frequently exceeded.

     The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized and it has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. The FDA actively enforces regulations prohibiting marketing of products for non-indicated uses. In addition to FDA inspections conducted prior to the approval of a PMA application, the FDA also conducts periodic inspections to determine compliance with GMP and Medical Device Reporting ("MDR") regulations. Failure to comply with applicable regulatory requirements can result in, among, other things, fines, suspensions or delays of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent the Company from obtaining, or affect the timing of, future regulatory approvals. There can be no assurance that the Company will be able to obtain necessary regulatory approvals on a timely basis or at all. Delays in receipt of or failure to receive such approvals or loss of previously received approvals could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, if a PMA is granted, significant modifications to the device, manufacturing process or labeling will require a supplemental PMA or require the submission of a new PMA application, which could require substantial additional efficacy and safety data and FDA review.

     The Company has recently filed a PMA supplement for the Contour defibrillator and anticipates filing PMA supplements for its single lead transvenous defibrillation lead systems. The Company is likely to be required to file additional PMA applications or PMA supplements for new products it develops. Supplements to a PMA require submission of the same type of information as a PMA except that the supplement is limited to that information needed to support the change. There can be no assurance that the FDA will accept a PMA supplement. The FDA could instead require additional testing of the device that is the subject of the supplement or could require clinical trials under an IDE and completion of the entire PMA approval process. Failure to obtain FDA approval for commercial release through a PMA supplement on a timely basis, or at all, could have a material adverse effect on the Company's business, financial condition and results of operations. Further, the MDR regulations require that the Company provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur.

     The Company is required to register as a medical device manufacturer with the FDA and state agencies, such as the Food and Drug Branch of the California Department of Health Services. The Company is subject to inspection on a routine basis by the State of California and by the FDA for compliance with the FDA's current GMP and MDR regulations. Those regulations impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities and product reporting activities.

     Additionally, the Company must comply with various FDA requirements for design, safety, advertising, labeling and record keeping. Under FDA regulations, the Company is required to establish a method of device tracking so that the Company will be able to trace its implantable products from the place of manufacture to the patient in whom such products are implanted in the United States. The purpose of this tracking requirement is to facilitate notification to the patient or recall of the device if such actions become necessary. The cost of establishing and maintaining a tracking system that complies with the FDA's regulations may be significant. Failure to establish and maintain the required tracking system would subject the Company to FDA regulatory sanctions and the possibility of losing current product approval.

     International sales of medical devices are subject to foreign government regulation, the requirements of which vary substantially from country to country. The Company has obtained certain foreign governmental approvals and has applied for additional approvals. The European Community has promulgated rules that require that medical products receive by mid-1998 the CE mark, an international symbol of quality and compliance with applicable European medical device directives. Failure to receive CE mark certification will prohibit the Company from selling its products in the European Union. International Standards Organization ("ISO") 9001 certification is one of the CE mark certification requirements. The Company has established the process and relationships required to obtain the necessary approvals for the CE mark and has been granted authorization to affix that mark to all products currently requiring the mark.

     The FDA is studying the long-term effects of materials implanted in the human body and may require manufacturers of implantable devices to conduct biological testing of such materials. If required, such testing would be expensive and time consuming and could disrupt the manufacture and sale or result in recalls of the Company's products or denials of FDA approval for future products. Any adverse regulatory actions could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

     As of June 30, 1996, the Company had 548 full-time employees, including 164 in product development and process engineering, 240 in manufacturing and quality assurance, 107 in sales, marketing and clinical engineering, and 37 in administration. None of the Company's employees is subject to a collective bargaining agreement. The Company believes that its relationship with its employees is good. The Company is dependent upon a limited number of key management and technical personnel. In addition, the Company's future success will depend in part upon its ability to attract and retain highly qualified personnel. The Company competes for such personnel with other companies, academic institutions and government entities. There can be no assurance that the Company will be successful in hiring or retaining such qualified personnel. Loss of key personnel or inability to hire or retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

FACILITIES

     Ventritex leases an approximately 150,000 square foot facility in Sunnyvale, California. This facility contains approximately 60,000 square feet of manufacturing space and approximately 90,000 square feet devoted to research and administrative offices. The facility is leased through December 2000. Although the Company believes that this facility is adequate to meet its requirements at least through fiscal 1997, the Company anticipates the need to lease additional space. The Company believes that additional space in the Sunnyvale, California area will be available on commercially reasonable terms. The Company also leases space in South Carolina for manufacturing activities and in Europe for sales, clinical engineering and other activities.

LEGAL PROCEEDINGS

     The Company is currently in litigation with one of its competitors, Intermedics. In response to threats from Intermedics, the Company filed a declaratory judgment action in the United States District Court in the Northern District of California in January 1993, asking the court to declare that certain patents which Intermedics had asserted were being infringed by the Company were, in fact, invalid, unenforceable or not infringed. Intermedics then filed several actions in the United States District Court in the Southern District of Texas alleging infringement by the Company of nine Intermedics patents. Initially, this litigation was focused on procedural issues relating to whether the dispute would be tried in California or Texas. On October 12, 1994, the United States District Court for the Northern District of California denied Intermedics motion to transfer Ventritex's pending suits to Texas and granted Ventritex's motion to enjoin Intermedics from further prosecution of its aforementioned suits in Texas. The United States District Court for the Southern District of Texas thereafter issued an order transferring to California all of the Texas cases which Intermedics had served upon Ventritex. The Court has indicated that the trial in connection with the above described actions will begin May 5, 1997.

     The Company filed a further action in the Northern District of California in July 1993 seeking a declaratory judgment that the patents that Intermedics has asserted against the Company are not infringed by Ventritex, are invalid and are unenforceable. This action, which was filed against Intermedics, its parent and affiliate companies, SulzerMedica and Sulzer, Inc., seeks damages based upon claims for antitrust law violations, malicious prosecution, conspiracy and breach of contract. Intermedics, SulzerMedica and Sulzer, Inc. have moved to stay or dismiss the Company's damage claims, and the Court ordered that certain of these claims be dismissed without prejudice and that others be stayed pending determination of other issues in the parties' various lawsuits.

     In the above actions, Intermedics seeks judgments against Ventritex for damages, attorneys fees and injunctive relief. It is expected that Intermedics will, during the course of the litigation, seek to obtain various types of pretrial relief which include, but are not limited to, summary judgments, dismissals of Ventritex's claims and preliminary injunctions. In January 1995, Intermedics filed a motion for partial summary judgment and for issuance of a preliminary injunction based on alleged infringement of one of its patents. Ventritex vigorously contested these motions and requested the United States Patent and Trademark Office to conduct a reexamination of claim 28 of Intermedics U.S. Patent No. 4,880,005 upon which these motions are based. The Court denied Intermedics' partial summary judgment motion, and, as a result, Intermedics' preliminary injunction request was withdrawn. The Patent Office, on May 28, 1996, issued a second final rejection of claim 28 of the 4,880,005 patent. Intermedics subsequently requested reconsideration of the final rejection. The United States Patent and Trademark Office has indicated that, upon reconsideration, the rejection appears to have been overcome. The Company believes that Intermedics will make renewed efforts to obtain partial summary judgment and a preliminary injunction. On June 6, 1996, Intermedics filed with the United States Patent and Trademark Office a request for reexamination of U.S. Patent No. 4,830,006 and on June 7, 1996, Intermedics filed a request for reexamination of U.S. Patent No. 4,913,145. Both patents are being asserted by Intermedics against the Company. The requests are based on references identified by Ventritex as being pertinent to the patents in response to discovery requests by Intermedics.

     Since the Company brought a declaratory relief action against Intermedics in January 1993, Intermedics has filed suits against the Company's two principal competitors, Medtronic and CPI, alleging infringement of several of the same patents which it has asserted against the Company. None of these actions has yet been set for trial.

     In addition to its patent infringement claims, Intermedics had previously alleged trade secret misappropriation and related acts by the Company and two of its officers, who were formerly employees of Intermedics. In this lawsuit, the Company filed counterclaims against Intermedics for infringement of two of Ventritex's patents. These counterclaims are still pending. Certain of the trade secret misappropriation and related claims were tried in 1992 before a United States District Court jury in San Francisco. The jury returned a unanimous verdict in favor of the Company and its officers and found that Intermedics had acted in bad faith in continuing to pursue the trade secret misappropriation claims. The Court set aside the bad faith portion of the verdict based on Intermedics claim of an erroneous jury instruction. A new trial on the bad faith issue has been ordered, but no trial date has been set. The judgment dismissed all of Intermedics trade secret claims against the Company and its officers and was affirmed on appeal.

     In addition to the above-mentioned litigation, the Company is also involved in other litigation in the normal course of business. Although an adverse determination in the Intermedics proceedings or in other litigation or administrative proceedings could have a material adverse effect on the Company, based upon the nature of the claims made and the investigation completed to date, the Company believes the outcome of the described actions will not have a material adverse effect on the financial position or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of the Company and their ages as of June 30, 1996, are as follows:

                NAME                    AGE                         POSITION
- -------------------------------------   ---      ----------------------------------------------
Frank M. Fischer.....................   54       President, Chief Executive Officer and
                                                 Director
John B. Allison......................   39       Vice President of Quality Assurance and
                                                 Regulatory Compliance
Robert D. Gaffney....................   36       Vice President of Manufacturing
Kevin T. Larkin......................   47       Vice President of Marketing and Sales
Stephen C. Masson....................   37       Vice President of Defibrillator Development
Mark J. Meltzer......................   46       Vice President, Patent Counsel
Sandra L. Miller.....................   54       Vice President of Leads Operations
Benjamin D. Pless....................   37       Vice President of Research and Technology
                                                 Development
Michael B. Sweeney...................   45       Vice President of Clinical Engineering &
                                                 Regulatory Affairs
Richard L. Karrenbrock(1)(2).........   69       Director
C. Raymond Larkin, Jr.(2)............   48       Director
Walter J. McNerney(1)................   71       Director
Robert R. Momsen(1)(2)...............   49       Director

- ---------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

     There are no family relationships between any of the directors or executive officers of the Company.

     Frank M. Fischer became President, Chief Executive Officer and a director of the Company in July 1987. From May 1977 until joining the Company, Mr. Fischer held various positions with Cordis Corporation ("Cordis"), a manufacturer of medical products, including cardiac pacemakers, serving most recently as President of the Implantable Products Division. Mr. Fischer is a director of Heartstream, Inc. and Heartport, Inc. Mr. Fischer holds an M.S. degree from Rensselaer Polytechnic Institute.

     John B. Allison joined the Company in April 1996 as Vice President of Quality Assurance and Regulatory Compliance. From 1992 until joining the Company, he was Corporate Senior Director of Quality Assurance of Nellcor Puritan Bennett Incorporated. From 1989 to 1992, he was managing consultant at Coopers & Lybrand. Mr. Allison holds a B.S. degree from Purdue University.

     Robert D. Gaffney joined the Company in October 1987 as Manager of Manufacturing and was appointed Vice President of Manufacturing in October 1991. From June 1983 until joining the Company, he was employed by Cordis, serving most recently as Associate Manager of Mechanical Design and Engineering. Mr. Gaffney holds a B.S. degree from the Georgia Institute of Technology.

     Kevin T. Larkin joined the Company in February 1992 as Vice President of Marketing and Sales. Prior to joining the Company, he was Marketing Director of SciMed Life Systems, Inc., a manufacturer of balloon and guiding catheters for the treatment of cardiovascular disease. From October 1986 until December 1991, Mr. Larkin was with Medtronic, Inc. in both the pacing and interventional catheter sales and marketing groups, most recently as Director, Global Marketing for Medtronic Interventional. Before that, he was Director of Marketing and Sales of Cordis.

     Stephen C. Masson joined the Company in March 1987 as Project Engineer. From 1989 until April 1995, when he was appointed Vice President of Defibrillator Development, he held various engineering management positions. From January 1979 until joining the Company, Mr. Masson was an engineer in the

Cardiac Pacemakers Instrument Design Division of Cordis. Mr. Masson holds a B.S. degree from the University of Miami.

     Mark J. Meltzer joined the Company in May 1992 as Vice President, Patent Counsel. From 1989 until joining the Company, he was Vice President, Patent Counsel of O'Neill, Inc., a manufacturer of products for aquatic sports. From 1983 to 1989 he was employed by Hughes Aircraft Company, a manufacturer of aerospace electronics products, where he served as Patent Counsel. Mr. Meltzer holds a J.D. degree from Hastings College of Law and a B.S.E.E. degree from the University of California at Berkeley.

     Sandra L. Miller joined the Company in April 1994 as Vice President of Leads Operations. From December 1992 until joining the Company, she was Product Development Manager for PTCA at Boston Scientific Corp. From 1987 through 1992, she was Manager of Manufacturing for Teletronics Pacing Systems, a manufacturer of medical products including cardiac pacemakers and defibrillators. Ms. Miller holds an M.S. degree from Purdue University.

     Benjamin D. Pless joined the Company in July 1985 as Director of Engineering and was appointed Vice President of Engineering in February 1986, and Vice President of Research and Technology Development in April 1995. From 1980 to 1984 he was employed by Intermedics, where he served as a Design Engineer and as Project Engineer for implantable antiarrhythmic devices. Mr. Pless holds a B.S.E.E. degree from the Massachusetts Institute of Technology.

     Michael B. Sweeney joined the Company in July 1985 as Vice President of Clinical Engineering. From 1979 to 1985, he was Director of Electrophysiologic Studies at Intermedics. From 1975 to 1979 he was employed by Rush Presbyterian St. Luke's Medical Center in Chicago, where he served as assistant director of the Pacemaker Surveillance Program. Mr. Sweeney holds a B.A. degree from Drake University.

     Richard L. Karrenbrock became a director of the Company in April 1985. Since 1981, he has been an investment banker and private investor. He was formerly a director of several medical device companies, including Advanced Cardiovascular Systems, Inc. Mr. Karrenbrock holds an M.B.A. from Harvard University.

     C. Raymond Larkin, Jr. became a director of the Company in February 1993. Since 1983, he has held various executive positions with Nellcor Incorporated, a medical products company, for which he served as President from 1989 until August 1995 when he became President of Nellcor Puritan Bennett Incorporated upon the merger of Nellcor Incorporated with Puritan Bennett. Mr. Larkin is also a director of Nellcor Puritan Bennett Incorporated, as well as ArthroCare Corporation and Neuromedical Systems, Inc. He holds a B.S. degree from LaSalle University.

     Walter J. McNerney became a director of the Company in February 1993. Since 1982, he has been a Professor at the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. McNerney is also a director of American Health Properties, Hanger Orthopedics, Inc., Medicus, Nellcor Puritan Bennett Incorporated, Osteo Tech, Stanley Works and Value Health, Inc. He holds an M.H.A. from the University of Minnesota.

     Robert R. Momsen became a director of the Company in August 1986. Since 1982, he has been a general partner of the InterWest Partners group of venture capital funds. Mr. Momsen is also a director of COR Therapeutics, Inc., ArthroCare Corporation, Integ, Inc., Innovative Devices, Inc. and Urologix, Inc. He holds an M.B.A. from Stanford University.

                              DESCRIPTION OF NOTES

     The Notes are to be issued under an Indenture, to be dated as of
            , 1996 (the "Indenture"), between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. Wherever particular defined terms of the Indenture (including the Notes) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Notes being referred to in the Indenture as "Securities"). References in this section to the "Company" are solely to Ventritex, Inc. and not to its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms. Section references below are references to Sections of the Indenture.

GENERAL

     The Notes will be unsecured subordinated obligations of the Company, will be limited to $100,000,000 aggregate principal amount, and will mature on
            , 2001. The Notes will bear interest at the rate per annum shown on
the front cover of this Prospectus from             , 1996, payable semiannually
on             and             of each year, commencing on             , 1997.
Interest payable per $1,000 principal amount of Notes for the period from
            , 1996 to             , 1997 will be $          . (sec.sec. 301 and
307)

     The Notes will be convertible into Common Stock initially at the conversion rate stated on the cover page hereof, subject to adjustment upon the occurrence of certain events described under "-- Conversion Rights," at any time on or
after           , 1996 and prior to the close of business on the maturity date, unless previously redeemed or repurchased. (sec. 1301)

     The Notes are redeemable under the circumstances and at the redemption prices set forth below under "-- Optional Redemption," plus accrued interest to the redemption date. (sec. 203)

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. (sec. 302) No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (sec. 305)

CONVERSION RIGHTS

     The Holder of any Note will have the right, at the Holder's option, to convert any portion of the principal amount of a Note that is an integral multiple of $1,000 into shares of Common Stock at any time on or after
          , 1996 and prior to the close of business on the maturity date, unless
previously redeemed or repurchased, at a conversion rate of           shares of
Common Stock per U.S. $1,000 principal amount of Notes (the "Conversion Rate")
(equivalent to a conversion price of approximately $          per share of
Common Stock) (subject to adjustment as described below). The right to convert a Note called for redemption will terminate at the close of business on the Business Day prior to the Redemption Date for such Note, while the right to convert a Note tendered for repurchase will terminate at the close of business on the Repurchase Date for such Note. The Company agrees, however, that it will not call the Notes for redemption on a Redemption Date which also is a Record Date or an Interest Payment Date for the payment of interest on the Notes. (sec.
1301)

     The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the specified office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Trustee. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the Trustee to the Conversion Agent (if other than the Trustee) for delivery to the Holder. Such shares of Common Stock issuable upon conversion of the Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and will rank pari passu with the other shares of Common Stock of the Company outstanding from time to time. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Notes (or portions thereof) called for redemption on a Redemption Date or which are repurchasable on a Repurchase Date occurring, in either case, within such period) must be accompanied by payment of an amount equal to the interest payable on such Interest

Payment Date on the principal amount of Notes being surrendered for conversion. The interest so payable on such Interest Payment Date with respect to any Note (or portion thereof, if applicable) which has been called for redemption on a Redemption Date, or which may be repurchased on a Repurchase Date, occurring, in either case, during the period from the close of business on any Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, which Note (or portion thereof, if applicable) is surrendered for conversion during such period, shall be paid to the Holder of such Note being converted in an amount equal to the interest that would have been payable on such Note if such Note had been converted as of the close of business on such Interest Payment Date. The interest so payable on such Interest Payment Date in respect of any Note (or portion thereof, as the case may be) which has not been called for redemption on a Redemption Date, or is not eligible for repurchase on a Repurchase Date, occurring, in either case, during the period from the close of business on any Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, which Note (or portion thereof, as the case may be) is surrendered for conversion during such period, shall be paid to the Holder of such Note as of such Regular Record Date. Interest payable in respect of any Note surrendered for conversion or repurchase on or after an Interest Payment Date shall be paid to the Holder of such Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of conversion. As a result of the foregoing provisions, except as provided above, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates, as provided above). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time or date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will pay an appropriate amount in cash based on the market price of Common Stock at the close of business on the day of conversion. (sec.sec. 101, 203, 307, 1302 and 1303)

     A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid. (sec.sec. 1302 and 1308)

     The Conversion Rate is subject to adjustment in certain events, including, without duplication: (a) dividends (and other distributions) payable in Common Stock, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then Current Market Price of such Common Stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and in mergers and consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then Current Market Price per share of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in
(e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. With respect to Rights (as defined below) issued pursuant to the Rights Agreement (as defined below), if Holders of the Notes exercising the right of conversion attaching thereto after the Distribution Date (as defined in the Rights Agreement) are not entitled to receive the Rights that would otherwise be attributable (but for the date of conversion) to the shares of Common Stock received upon such conversion, the Conversion Rate will be adjusted as though the Rights were being distributed to holders of the Common Stock on the Distribution Date. If such an adjustment is made and the Rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the Conversion Rate on an equitable basis. The Company reserves the right to make such increases in the Conversion Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Rate. (sec. 1304) The Company shall compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notice to the Holders of the Notes of any adjustments. (sec. 1305)

     In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible). (sec. 1311)

     The Company from time to time may increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. No such increase shall be taken into account for purposes of determining whether the closing price of the Common Stock exceeds the Conversion Price by 105% in connection with an event which otherwise would be a Change of Control.

     If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "Certain Federal Income Tax Considerations."

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on (including any amounts payable upon the redemption or repurchase of the Notes permitted by the Indenture), the Notes will be subordinated in right of payment, to the extent set forth in the Indenture, to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all Senior Indebtedness of the

Company. As of June 30, 1996, the Company had no outstanding indebtedness that would have constituted Senior Indebtedness. Senior Indebtedness is defined in the Indenture to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed: (a) indebtedness of the Company to banks, insurance companies and other financial institutions evidenced by credit or loan agreements, notes or other written obligations, (b) all other indebtedness of the Company (including indebtedness of others guaranteed by the Company) other than the Notes, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, which is (i) for money borrowed or (ii) evidenced by a note, security, debenture, bond or similar instrument, (c) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or in respect of any lease or related document (including a purchase agreement) which provides that the Company is contractually obligated to purchase or cause a third party to purchase the leased property and thereby effectively guarantees a minimum residual value of the leased property to the landlord and the obligations of the Company under such lease or related document to purchase or cause a third party to purchase such leased property, (d) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements, (e) renewals, extensions, modifications, restatements and refundings of, and any amendments, modifications or supplements to, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through (d) of this paragraph; provided, however, that Senior Indebtedness shall not include any such indebtedness or obligation if the terms of such indebtedness or obligation (or the terms of the instrument under which, or pursuant to which, it is issued) expressly provides that such indebtedness or obligation shall not be senior in right of payment to the Notes, or expressly provides that such indebtedness or obligation is "pari passu" with or "junior" to the Notes. "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness). (sec.sec. 101, 1201 and 1202)

     In the event of the acceleration of the maturity of any Notes, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any payment for the principal of or premium, if any, interest on, or other obligations in respect of, the Notes. The Indenture will further require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default. The Company also may not make any payment upon or in respect of the Notes if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate the maturity thereof and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced unless and until (i) 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings of the Company, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness are likely to recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes. (sec. 1202)

     The Notes are obligations exclusively of the Company. To the extent the Company were to commence conducting certain operations or increase the level of existing operations through subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company would be partially dependent upon the earnings of any such subsidiaries and the distribution of those earnings to the Company. Any such subsidiaries would be separate and distinct legal entities, and would have no obligations, contingent or otherwise, to pay any amounts due under the Notes or to make any funds available therefor, whether by dividends, distributions, loans or otherwise. In addition, the payment of dividends or distributions and the making of loans and advances to the Company by any such subsidiaries could be subject to statutory or contractual restrictions, and could be contingent upon the earnings of those subsidiaries and subject to various business considerations. Any right of the Company to receive assets of subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in these assets) would be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of June 30, 1996, the Company's subsidiaries had no indebtedness outstanding for money borrowed.

     The Indenture does not limit the Company's ability to incur Senior Indebtedness or any other indebtedness.

OPTIONAL REDEMPTION

     The Notes may not be redeemed prior to             , 1999. Thereafter, the
Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 20 nor more than 60 days' prior notice as provided under " -- Notices" below, at the redemption prices set forth below.

     The redemption prices (expressed as a percentage of principal amount) are
as follows for the 12-month period beginning on             of the following
years:

                                                                       REDEMPTION
                                      YEAR                               PRICE
            --------------------------------------------------------   ----------
            1999                                                                %
            2000

and thereafter at a redemption price equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption. (sec. 203, Article Eleven)

     No sinking fund is provided for the Notes.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     If a Change of Control (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price"). (sec. 1401)

     The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the closing prices of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date; provided that payment may not be made in Common Stock unless the Company satisfies certain conditions with respect to such payment as provided in the Indenture. (sec.sec. 1401 and 1402)

     Within 30 days after the occurrence of a Change of Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change of Control and of the repurchase right arising as a result thereof, or, at the request of the Company on or before the 15th day after such occurrence, the Trustee shall give the Company Notice. The Company must also deliver a copy of the Company Notice to the Trustee and to the office of each Paying Agent. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee or Paying Agent of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. (sec. 1403)

     A Change of Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

          (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company; or

          (ii) any consolidation or merger of the Company with or into any other Person, any merger of another Person into the Company, or any conveyance, sale, transfer or lease of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and (y) pursuant to which holders of Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after such transaction and (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock);

provided, however, that a Change of Control shall not be deemed to have occurred if either (a) the closing price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change of Control or the public announcement of the Change of Control (in the case of a Change of Control under clause (i) above) or ending immediately before the Change of Control (in the case of a Change of Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such Trading Day or (b) all of the consideration (excluding cash payments for fractional shares) in a transaction or transactions constituting the Change of Control described in clause (ii) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions the Notes become convertible solely into such common stock. The "Conversion Price" is equal to $1,000 dividend by the Conversion Rate. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of original execution of the Indenture. (sec. 1404)

     The Company's ability to repurchase Notes upon the occurrence of a Change of Control is subject to limitations. There can be no assurance that the Company would have the financial resources, or would be able to arrange financing, to pay the Repurchase Price for all the Notes that might be delivered by Holders of Notes seeking to exercise the purchase right. In addition, the Company's ability to purchase Notes may be limited or prohibited by the terms of its Senior Indebtedness. In addition, the Company's ability to purchase Notes with cash may also be limited by the terms of its subsidiaries' then-existing borrowing arrangements due to dividend restrictions. Any failure by the Company to repurchase the Notes when required following a Change of Control could result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Change of Control may cause an event of default under Senior Indebtedness of the Company. As a result, in any such case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. See "-- Subordination" and "Risk Factors -- Subordination."

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

     The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY

     The Company may not consolidate with or merge into any other Person or, directly, or indirectly, convey, transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person (other than a wholly-owned subsidiary), and the Company may not permit any Person (other than a wholly-owned subsidiary) to consolidate with or merge into the Company or convey, transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to the Company, unless (a) the Person formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so transferred or leased is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and has expressly assumed the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture, (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) the Company has provided to the Trustee an Officer's Certificate and Opinion of Counsel as provided in the Indenture. (sec. 801)

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture: (a) failure to pay principal or Redemption Price of any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) default in the Company's obligation to provide a Company Notice of a Change in Control; (d) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (e) any indebtedness for money borrowed by the Company in an aggregate principal amount in excess of $10,000,000 is not paid at final maturity or upon acceleration thereof and such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. (sec. 501)

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (sec. 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (sec. 512)

     If an Event of Default (other than an Event of Default specified in subsection (f) above) occurs and is continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes, by notice in writing to the Company, declare the principal of all the Notes to be due and payable immediately, and upon any such declaration such principal and any accrued interest thereon will become immediately due and payable. If an Event of Default specified in subsection (f) occurs and is continuing, the principal and any accrued interest on all of the then Outstanding Notes shall ipso facto become due and payable immediately without any declaration or other Act on the part of the Trustee or any Holder. (sec.
502)

     At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest have been cured or waived as provided in the Indenture. (sec. 502)

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (sec. 507) However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture. (sec. 508)

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (sec. 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding. However, no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Note, (c) reduce the amount payable upon redemption or mandatory repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the place or currency of payment of principal of, premium, if any, or interest on, any Note,
(f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note (including any payment of the Repurchase Right in respect of such Note), (g) modify the obligation of the Company to maintain an office or agency in New York City, (h) except as otherwise permitted by the Indenture or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely affect the right of Holders to convert any of the Notes or to require the Company to repurchase any Note other than as provided in the Indenture, (i) modify the subordination provisions in a manner adverse to the Holders of the Notes, (j) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, or (k) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (sec.sec. 902 and 513)

     The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. (sec. 1009) The Holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest. (sec. 513)

TRANSFER AND EXCHANGE

     The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its New York agency in the City of New York. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts. (sec.sec. 305 and 1002)

PURCHASE AND CANCELLATION

     The Company or any subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.

     All Notes surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Notes so delivered to the Trustee shall be cancelled promptly by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in the Indenture. Unless otherwise requested by the Company and confirmed in writing, the Trustee shall, from time to time but not less than once annually, destroy all cancelled Notes and deliver to the Company a certificate of destruction, which certificate shall specify the number, principal amount and, in the case of Notes the form of each cancelled Note so destroyed. (sec. 309)

TITLE

     The Company and the Trustee may treat the registered owner (as reflected in the Security Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

     Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of the first such publication or on the date of such mailing, as the case may be. (sec.sec. 101 and 106)

     Notice of a redemption of Notes will be given at least once not less than 20 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

REPLACEMENT OF NOTES

     Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued. (sec. 306)

PAYMENT OF STAMP AND OTHER TAXES

     The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. The Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

SATISFACTION AND DISCHARGE

     The Company may discharge its payment obligations under the Indenture while Notes remain outstanding if (a) all outstanding Notes have become due and payable or will become due and payable at their scheduled maturity within one year, (b) all outstanding Notes are scheduled for redemption within one year or
(c) all outstanding Notes are delivered to the Trustee for conversion in accordance with the Indenture and in the case of (a) or (b) above, the Company has deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption (sec. 401).

GOVERNING LAW

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York. (sec. 112)

THE TRUSTEE

     In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity. (sec.sec. 601 and 603)

BOOK-ENTRY

     The Notes will be issued in the form of a global note (the "Global Note") deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominee. Owners of beneficial interests in the Notes represented by the Global Note will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners will not be Holders, and will not be entitled to any rights under the Global Note or the Indenture, with respect to the Global Note and the Company and the Trustee, and any of their respective agents, may treat DTC as the sole Holder and owner of the Global Note.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including Goldman, Sachs & Co.), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Unless and until they are exchanged in whole or in part for certificated Notes in definitive form as set forth below, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC.

     The Notes represented by the Global Note will not be exchangeable for certificated Notes, provided that if DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Notes in definitive form in exchange for the Global Note. In addition, the Company may at any time and in its sole discretion determine not to have a Global Note, and, in such event, will issue individual Notes in definitive form in exchange for the Global Note previously representing all such Notes. In either instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of Notes in definitive form equal in principal amount to such beneficial interest and to have such Notes registered in its name. Individual Notes so issued in definitive form will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

     Payments of principal of and interest on the Notes will be made by the Company through the Trustee to DTC or its nominee, as the case may be, as the registered owner of the Global Note. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of the Global Note, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     So long as the Notes are represented by a Global Note, DTC or its nominee will be the only entity that can exercise a right to repayment pursuant to the Holder's option to elect repayment of its Notes or the right of conversion of the Notes. Notice by participants or by owners of beneficial interests in a Global Note held through such participants of the exercise of the option to elect repayment, or the right of conversion, of beneficial interests in Notes represented by the Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment, or the right of conversion, with respect to a particular Note, the beneficial owner of such Notes must instruct the broker or other participant through which it holds an interest in such Notes to notify DTC of its desire to exercise a right to repayment, or the right of conversion. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of such notice to DTC.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Ventritex, Inc. (the "Company") consists of 35,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.001 par value per share. As of June 30, 1996, 20,872,570 shares of Common Stock were outstanding, held of record by approximately 460 stockholders. No shares of Preferred Stock were outstanding as of June 30, 1996, although 35,000 shares of the Preferred Stock had been designated Series A Participating Preferred Stock, $.001 par value. In addition, each outstanding share of Common Stock represented the Preferred Share Purchase Right related thereto.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, except stockholders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's Board of Directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED SHARES RIGHTS AGREEMENT

     Pursuant to the Preferred Shares Rights Agreement (the "Rights Agreement") dated as of August 16, 1994, as amended, between the Company and Chemical Trust Company of California, as Rights Agent (the "Rights Agent"), the Company's Board of Directors declared a dividend of one right (a "Right") to purchase one one-thousandth share of the Company's Series A Participating Preferred Stock ("Series A Preferred") for each outstanding share of Common Stock ("Common Shares") of the Company. The dividend was payable on August 31, 1994 (the "Record Date") to stockholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $100.00 (the "Purchase Price"), subject to adjustment.

     The following summary of the principal terms of the Rights Agreement is a general description only and is subject to the detailed terms and conditions of the Rights Agreement. A copy of the Rights Agreement is filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

     Rights Evidenced by Common Share Certificates. The Rights will not be exercisable until the Distribution Date (defined below). Certificates for the Rights ("Rights Certificates") will not be sent to stockholders and the Rights will attach to and trade only together with the Common Shares. Accordingly, Common Share certificates outstanding on the Record Date will evidence the Rights related thereto, and Common Share certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

     Distribution Date. The Rights will separate from the Common Shares, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of: (i) 10 days (or such later date as may be determined by a majority of the Board of Directors, excluding directors affiliated with the Acquiring Person, as defined below (the "Continuing Directors")) following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares, or (ii) 10 business days (or such later date as may be determined by a majority of the Continuing Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares. The earlier of such dates is referred to as the "Distribution Date."

     Issuance of Rights Certificates; Expiration of Rights. As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All Common Shares issued prior to the Distribution Date will be issued with Rights. Common Shares issued after the Distribution Date may be issued with Rights if such shares are issued (i) upon the conversion of outstanding convertible debentures or any other convertible securities issued after adoption of the Rights Agreement or
(ii) pursuant to the exercise of
stock options or under employee benefit plans or arrangements unless such issuance would result in (or create a risk that) such options, plans or arrangements would not qualify for otherwise available special tax treatment. Except as otherwise determined by the Board of Directors, no other Common Shares issued after the Distribution Date will be issued with Rights. The Rights will expire on the earliest of (i) August 16, 2004 (the "Final Expiration Date"),
(ii) redemption or exchange of the Rights as described below, or (iii) consummation of an acquisition of the Company satisfying certain conditions by a person who acquired shares pursuant to a Permitted Offer as described below.

     Initial Exercise of the Rights. Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $100.00 per Right, one one-thousandth share of the Series A Preferred. In the event that the Company does not have sufficient Series A Preferred available for all Rights to be exercised, or the Board decides that such action is necessary and not contrary to the interests of Rights holders, the Company may instead substitute cash, assets or other securities for the Series A Preferred for which the Rights would have been exercisable under this provision or as described below.

     Right to Buy Company Common Shares. Unless the Rights are earlier redeemed, in the event that an Acquiring Person becomes the beneficial owner of 15% or more of the Company's Common Shares then outstanding (other than pursuant to a Permitted Offer), then proper provision will be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Shares having a value equal to two times the Purchase Price. Rights are not exercisable following the occurrence of an event as described above until such time as the Rights are no longer redeemable by the Company as set forth below.

     Right to Buy Acquiring Company Stock. Similarly, unless the Rights are earlier redeemed, in the event that, after the Shares Acquisition Date (as defined below), (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Purchase Price (unless the transaction satisfies certain conditions and is consummated with a person who acquired shares pursuant to a Permitted Offer, in which case the Rights will expire).

     Permitted Offer. A Permitted Offer means a tender offer for all outstanding Common Shares that has been determined by a majority of the Continuing Directors to be adequate and otherwise in the best interests of the Company and its stockholders. Where the Board of Directors has determined that a tender offer constitutes a Permitted Offer, the Rights will not become exercisable to purchase Common Shares or shares of the acquiring company (as the case may be) at the discounted price described above.

     Exchange Provision. At any time after the acquisition by an Acquiring Person of 15% or more of the Company's outstanding Common Shares and prior to the acquisition by such Acquiring Person of 50% or more of the Company's outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Common Share per Right.

     Redemption. At any time on or prior to the close of business on the earlier of (i) the 10th day following the acquisition by an Acquiring Person (the "Share Acquisition Date") or such later date as may be determined by a majority of the Continuing Directors and publicly announced by the Company, or
(ii) the Final Expiration Date of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

     Adjustments to Prevent Dilution. The Purchase Price payable, the number of Rights, and the number of Series A Preferred or Common Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by the Company as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

     Cash Paid Instead of Issuing Fractional Shares. No fractional portion less than integral multiples of one Common Share will be issued upon exercise of a Right and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

     No Stockholders' Rights Prior to Exercise. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than any rights resulting from such holder's ownership of Common Shares), including, without limitation, the right to vote or to receive dividends.

     Amendment of Rights Agreement. The provisions of the Rights Agreement may be supplemented or amended by the Board of Directors in any manner prior to the close of business on the Distribution Date without the approval of Rights holders. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     Rights and Preferences of the Series A Preferred. Series A Preferred purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred will be entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Series A Preferred will be entitled to a minimum preferential liquidation payment equal to the greater of (i) $1,000 per share or (ii) 1,000 times the per share amount to be distributed to the holders of the Common Shares. Each share of Series A Preferred will have 1,000 votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which the Common Shares are changed or exchanged, each share of Series A Preferred will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary anti-dilution provisions.

     Because of the nature of the dividend, liquidation and voting rights of the shares of Series A Preferred, the value of the one one-thousandth interest in a share of Series A Preferred purchasable upon exercise of each Right should approximate the value of one Common Share.

     Certain Anti-Takeover Effects. The Rights approved by the Board are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company, in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive the Company's Board of Directors and its stockholders of any real opportunity to determine the destiny of the Company or to evaluate and protect the long-term value of the Company. The Rights are not intended to prevent a takeover of the Company. The Rights may be redeemed by the Company at $.01 per Right within ten days (or such later date as may be determined by a majority of the Board of Directors, excluding directors affiliated with an Acquiring Person) after the accumulation of 15% or more of the Company's shares by a single acquiror or group. Accordingly, the Rights should not interfere with any merger or business combination approved by the Board of Directors.

     Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its stockholders, and will not change the way in which the Company's shares are presently traded. The Company's Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

     However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

CHARTER AND OTHER PROVISIONS RELATING TO A CHANGE OF CONTROL

     Certain provisions of the Certificate of Incorporation and Bylaws of the Company may be considered to have antitakeover implications. Such provisions could discourage certain attempts to obtain control of the Company, even though such attempts might be beneficial to the Company and its stockholders.

     Nominations of Director Candidates and Introduction of Business at Stockholder Meetings. The Bylaws of the Company contain an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before any meeting of stockholders (the "Business Procedure"). The Nomination Procedure provides that only persons nominated by or at the direction of the Board of Directors or by a stockholder who has given timely written notice in proper form to the Secretary of the Company prior to the meeting, will be eligible for election as directors. The Business Procedure provides that at a meeting of stockholders only such business may be conducted as has been brought before the meeting by or at the direction of the Board of Directors or by a stockholder who has given timely written notice in proper form to the Secretary of the Company prior to the meeting of such stockholder's intention to bring business before the meeting.

     Authorized Stock. The Certificate of Incorporation of the Company authorizes 5,000,000 shares of Preferred Stock, with a par value of $.001 per share. The Certificate of Incorporation authorizes the Board of Directors to fix without further vote or action by the stockholders the designation, powers, preferences, and rights of the shares of each series of Preferred Stock and the qualifications, limitations or restrictions thereof including, but not limited to, dividend rights, conversion privileges, voting rights, terms of redemption and liquidation preferences.

     Monetary Liability of Directors. The Certificate of Incorporation of the Company provides that to the fullest extent permitted by Delaware law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also incorporates any future amendments to Delaware law with respect to the elimination of such liability.

     Section 203 of the Delaware Corporation Law.  The Company is subject to
Section 203 of the Delaware General Corporation Law (the "DGCL") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a business combination (as defined therein) with an "interested stockholder" (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of the Company or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned (x) by directors who are also officers of the corporation and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to such time the business combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Other Restrictions. The Company's cross-licenses with Medtronic, Teletronics and CPI also contain restrictions that may have the effect of preventing or substantially impeding an acquisition or change of control of, or certain minority investments in, the Company. See "Risk Factors -- Significant Restrictions on Change of Control and Certain Minority Investments."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes. This summary discusses the tax considerations applicable to the initial purchasers of the Notes who purchase the Notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the Notes. The Company has not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

PAYMENT OF INTEREST

     Interest on a Note generally will be includable in the income of a Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Upon the sale, exchange or redemption of a Note, a Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder. Such capital gain or loss will be long-term capital gain or loss if the Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption.

CONVERSION OF THE NOTES

     A Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except with respect to cash received in lieu of a fractional Share of Common Stock. A Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

     Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the Holder's adjusted tax basis in the fractional share).

DIVIDENDS

     Dividends paid on the Common Stock generally will be includable in the income of a Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits.

     If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion rate of the Notes is increased, or (ii), the conversion rate of the Notes is increased at the discretion of the Company, such increase in conversion rate may be deemed to be the payment of a taxable dividend to Holders of Notes (pursuant to Section 305 of the Code). Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

SALE OF COMMON STOCK

     Upon the sale or exchange of Common Stock, a Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the Holder's holding period in Common Stock is more than one year at the time of the sale or exchange. A Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "-- Conversion of the Notes."

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate Holders, and a 31% backup withholding tax may apply to such payments if the Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the "IRS") that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to Goldman, Sachs & Co. ("Goldman Sachs" or the "Underwriter"), and Goldman Sachs have agreed to purchase, the entire principal amount of the Notes.

     Under the terms and conditions of the Underwriting Agreement, Goldman Sachs are committed to take and pay for all of the Notes, if any are taken.

     The Company has granted the Underwriter an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of $10,000,000 additional principal amount of Notes solely to cover over-allotments, if any.

     Goldman Sachs propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of
     % of the principal amount of the Notes. Goldman Sachs may allow, and such
dealers may reallow, a concession not to exceed      % of the principal amount
of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by Goldman Sachs.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by Goldman Sachs that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Company has also agreed that it will not offer to sell, contract to sell or otherwise dispose of any Common Stock (other than upon conversion of the Notes), any securities substantially similar to the Notes or the Common Stock or any security exchangeable or exercisable for or convertible into Common Stock or substantially similar securities (any such security, a "Covered Security"), without the prior consent of the Underwriter, for a period of 90 days after the date of this Prospectus, except pursuant to the Company's stock option or purchase plans existing as of the date of this Prospectus or other options granted by the Company to employees. Certain directors and executive officers of the Company have also agreed, subject to certain exceptions, that they will not offer to sell, sell or otherwise dispose of shares of Common Stock beneficially owned by them without the prior written consent of the Underwriter until the earlier of (i) the 90th day after the date of this Prospectus and (ii) such time as such individual ceases to be an employee and/or director or the Company.

     The Underwriter has performed investment banking services for the Company for which it has received customary compensation.

     The Company has agreed to indemnify the Underwriter against certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Notes and the Common Stock issuable on conversion thereof will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and for the Underwriter by Sullivan & Cromwell, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of Ventritex, Inc. at June 30, 1994 and 1995, and for each of the three years in the period ended June 30, 1995 appearing in this Prospectus and Registration Statement and incorporated by reference in Ventritex, Inc.'s Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and incorporated by reference in Ventritex, Inc.'s Annual Report (Form 10-K), and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-19713) pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995;

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996; and

          3. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company, 701 East Evelyn Avenue, Sunnyvale, California 94086, Attention: Secretary, telephone: (408) 738-4883.

     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                                VENTRITEX, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Report Of Ernst & Young LLP, Independent Auditors....................................     F-2
Consolidated Statements of Operations For The Years Ended June 30, 1993, 1994 and
  1995, And For The Nine Months Ended March 31, 1995 (unaudited) And For The Nine
  Months Ended March 31, 1996 (unaudited)............................................     F-3
Consolidated Balance Sheets At June 30, 1994 and 1995, And At March 31, 1996
  (unaudited)........................................................................     F-4
Consolidated Statements Of Stockholders' Equity For The Years Ended June 30, 1993,
  1994 And 1995 And For The Nine Months Ended March 31, 1996 (unaudited).............     F-5
Consolidated Statements Of Cash Flows For The Years Ended June 30, 1993, 1994 and
  1995, And For The Nine Months Ended March 31, 1995 (unaudited) And For The Nine
  Months Ended March 31, 1996 (unaudited)............................................     F-6
Notes To Consolidated Financial Statements...........................................     F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Ventritex, Inc.

     We have audited the accompanying consolidated balance sheets of Ventritex, Inc. as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ventritex, Inc. at June 30, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Palo Alto, California
July 27, 1995

                                VENTRITEX, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  NINE MONTHS ENDED
                                              YEAR ENDED JUNE 30,                     MARCH 31,
                                     -------------------------------------     -----------------------
                                       1993          1994          1995          1995          1996
                                     ---------     ---------     ---------     ---------     ---------
                                                                               (UNAUDITED)
Net sales........................    $  25,116     $ 105,616     $ 126,922     $ 107,600     $  37,661
Cost of sales....................       17,029        45,947        55,960        46,326        38,576
                                      --------      --------      --------      --------      --------
  Gross profit...................        8,087        59,669        70,962        61,274          (915)
Operating expenses:
  Research and development.......       12,940        23,334        27,716        20,600        22,501
  Selling, general and
     administrative..............       12,974        28,947        36,513        26,965        28,140
  Intellectual property
     settlements.................       18,600            --            --            --            --
                                      --------      --------      --------      --------      --------
     Total operating expenses....       44,514        52,281        64,229        47,565        50,641
                                      --------      --------      --------      --------      --------
       Income (loss) from
          operations.............      (36,427)        7,388         6,733        13,709       (51,556)
Other income (expense):
  Interest income................        1,877         1,548         3,366         2,224         2,414
  Interest expense...............          (38)          (42)           (8)           (4)           --
  Other income (expense).........        1,272            85           (83)          (27)          (32)
                                      --------      --------      --------      --------      --------
       Other income, net.........        3,111         1,591         3,275         2,193         2,382
                                      --------      --------      --------      --------      --------
Income (loss) before provision
  for income taxes...............      (33,316)        8,979        10,008        15,902       (49,174)
Provision for income taxes.......           --            --         1,000         1,590            --
                                      --------      --------      --------      --------      --------
Net income (loss)................    $ (33,316)    $   8,979     $   9,008     $  14,312     $ (49,174)
                                      ========      ========      ========      ========      ========
Net income (loss) per share......    $   (1.85)    $    0.44     $    0.43     $    0.69     $   (2.37)
                                      ========      ========      ========      ========      ========
Shares used in per share
  calculation....................       17,992        20,611        20,853        20,874        20,719
                                      ========      ========      ========      ========      ========

                 See Notes to Consolidated Financial Statements

                                VENTRITEX, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  JUNE 30,               MARCH 31,
                                                          ------------------------      -----------
                                                            1994           1995            1996
                                                          ---------      ---------      -----------
                                                                                        (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................     $  29,814      $  34,942       $  23,130
  Short-term investments.............................        23,185         39,006          14,593
  Accounts receivable, net of allowance for doubtful
     accounts; (1994 -- $206; 1995 -- $484; March 31,
     1996 -- $484)...................................        17,522         11,376           7,508
  Inventories........................................        23,146         17,103          11,030
  Prepaid expenses...................................         1,766          1,242           1,428
  Other current assets...............................           226            533             377
                                                           --------       --------        --------
     Total current assets............................        95,659        104,202          58,066
  Equipment and leasehold improvements, net..........        21,076         26,119          25,176
  Other assets.......................................            29             18             318
                                                           --------       --------        --------
     Total assets....................................     $ 116,764      $ 130,339       $  83,560
                                                           ========       ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................     $   4,759      $   3,541       $   5,834
  Accrued employee compensation......................         4,143          4,879           4,986
  Accrued royalties..................................         3,531          2,200           1,433
  Accrued warranty...................................         1,056          1,647           1,698
  Other accrued expenses.............................         1,902          4,801           4,148
  Deferred other income..............................            --            927             927
                                                           --------       --------        --------
     Total current liabilities.......................        15,391         17,995          19,026
Commitments and contingencies
Stockholders' equity:
  Preferred stock, par value $.001 (no par value in
     1994), 5,000 shares authorized, none issued and
     outstanding.....................................            --             --              --
  Common stock, par value $.001 (no par value in
     1994), 35,000 shares authorized, 20,088 shares,
     20,643 shares and 20,816 shares issued and
     outstanding at June 30, 1994, June 30, 1995 and
     March 31, 1996, respectively....................       155,361             21              21
  Additional paid-in capital.........................            --        157,303         158,667
  Accumulated deficit................................       (53,988)       (44,980)        (94,154)
                                                           --------       --------        --------
     Total stockholders' equity......................       101,373        112,344          64,534
                                                           --------       --------        --------
     Total liabilities and stockholders' equity......     $ 116,764      $ 130,339       $  83,560
                                                           ========       ========        ========

                 See Notes to Consolidated Financial Statements

                                 VENTRITEX, INC

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                  COMMON STOCK        ADDITIONAL     RECEIVABLE
                              --------------------     PAID IN          FROM        ACCUMULATED
                              SHARES      AMOUNT       CAPITAL      STOCKHOLDERS      DEFICIT        TOTAL
                              -------    ---------    ----------    ------------    -----------    ---------
Balance at June 30, 1992...    17,559    $ 109,908    $       --      $    (15)      $ (29,651)    $  80,242
  Sales of common stock....       585          672            --             3              --           675
  Net loss.................        --           --            --            --         (33,316)      (33,316)
                               ------     --------      --------          ----        --------      --------
Balance at June 30, 1993...    18,144      110,580            --           (12)        (62,967)       47,601
  Sales of common stock....       494        1,966            --            12              --         1,978
  Sale of common stock in
     follow-on public
     offering, net of
     underwriting discounts
     and issuance costs of
     $2,844................     1,450       42,815            --            --              --        42,815
  Net income...............        --           --            --            --           8,979         8,979
                               ------     --------      --------          ----        --------      --------
Balance at June 30, 1994...    20,088      155,361            --            --         (53,988)      101,373
  Sales of common stock....       555        1,963            --            --              --         1,963
  Reincorporation in
     Delaware..............        --     (157,303)      157,303            --              --            --
  Net income...............        --           --            --            --           9,008         9,008
                               ------     --------      --------          ----        --------      --------
Balance at June 30, 1995...    20,643           21       157,303            --         (44,980)      112,344
  Sales of common stock
     (unaudited)...........       173           --         1,364            --              --         1,364
  Net loss (unaudited).....        --           --            --            --         (49,174)      (49,174)
                               ------     --------      --------          ----        --------      --------
Balance at March 31, 1996
  (unaudited)..............    20,816    $      21    $  158,667      $     --       $ (94,154)    $  64,534
                               ======     ========      ========          ====        ========      ========

                 See Notes to Consolidated Financial Statements

                                VENTRITEX, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            NINE MONTHS ENDED
                                                           YEAR ENDED JUNE 30,                  MARCH 31,
                                                   -----------------------------------    ----------------------
                                                     1993         1994         1995         1995         1996
                                                   ---------    ---------    ---------    ---------    ---------
                                                                                               (UNAUDITED)
Operating activities:
  Net income (loss)..............................  $ (33,316)   $   8,979    $   9,008    $  14,312    $ (49,174)
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
  Depreciation and amortization..................      2,219        3,964        8,204        4,782        7,800
  Changes in operating assets and liabilities:
     Accounts receivable.........................     (5,640)     (10,020)       6,146       (4,319)       3,868
     Inventories.................................    (15,174)      (2,913)       6,043        9,270        6,073
     Prepaid expenses and other assets...........         82       (1,188)         217           46          (30)
     Accounts payable, accrued warranty and other
       accrued expenses..........................      2,846        1,196        3,269        2,513        1,691
     Accrued employee compensation...............      1,178        2,364          736          708          107
     Accrued royalties...........................        786        2,741       (1,331)       1,108         (767)
     Loss from disposal of equipment.............         --           --          168           --           --
     Accrued intellectual property settlements...     18,600      (18,600)          --           --           --
                                                    --------     --------     --------     --------     --------
       Net cash provided by (used in) operating
          activities.............................    (28,419)     (13,477)      32,460       28,420      (30,432)
Investing activities:
  Sale of available-for-sale investments.........      4,993       12,367       67,472       57,700       39,057
  Purchase of available-for-sale investments.....                 (35,552)     (83,293)     (58,874)     (14,644)
  Acquisition of equipment and leasehold
     improvements................................    (10,457)     (10,713)     (13,415)      (8,894)      (6,857)
  Change in other assets.........................         (5)          (5)          11           --         (300)
                                                    --------     --------     --------     --------     --------
     Net cash provided by (used in) investing
       activities................................     (5,469)     (33,903)     (29,225)     (10,068)      17,256
Financing activities:
  Proceeds from follow-on common stock
     offering, net...............................         --       42,815           --           --           --
  Proceeds from sales of common stock............        675        1,978        1,963        1,940        1,364
  Principal payments under capital lease
     obligations.................................       (179)        (124)         (70)         (55)          --
                                                    --------     --------     --------     --------     --------
     Net cash provided by financing activities...        496       44,669        1,893        1,885        1,364
                                                    --------     --------     --------     --------     --------
Increase (decrease) in cash and cash
  equivalents....................................    (33,392)      (2,711)       5,128       20,237      (11,812)
Cash and cash equivalents at beginning of year...     65,917       32,525       29,814       29,814       34,942
                                                    --------     --------     --------     --------     --------
Cash and cash equivalents at end of year.........  $  32,525    $  29,814    $  34,942    $  50,051    $  23,130
                                                    ========     ========     ========     ========     ========
Supplemental cash flow information
Cash paid for:
  Interest.......................................  $      38    $      42    $       8    $       8    $      --
  Income taxes...................................  $      --    $      --    $     689    $     689    $     296

                 See Notes to Consolidated Financial Statements

                                VENTRITEX, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       (INFORMATION AS OF MARCH 31, 1996
                         AND FOR THE NINE-MONTH PERIODS
                        ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business -- Ventritex, Inc. (the "Company") designs, develops, manufactures and sells implantable defibrillators and related products for the treatment of ventricular tachycardia and ventricular fibrillation. On December 28, 1994, the Company changed its state of incorporation from California to Delaware.

     Basis of Presentation -- The accompanying consolidated financial statements include the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Interim Financial Information -- The financial information at March 31, 1996 and for the nine months ended March 31, 1995 and 1996 is unaudited but includes, in the opinion of management, all adjustments (consisting only of normal recurring accruals) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for the nine months ended March 31, 1996 are not necessarily indicative of results for the entire year.

     Cash Equivalents -- The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Investments -- The Company invests in short-term debt securities consisting of commercial paper with maturities of less than six months and overnight deposits (including repurchase agreements for which, due to their short term nature, the Company normally does not take possession of the underlying securities). Due to the short duration to maturity, the cost basis of these securities materially approximate their fair market value. By policy, all investments have a minimum short-term investment rating of rated A-1 or P-1. As of June 30, 1995, no single issuer represented greater than 7.5% of total investments.

     In 1995, the Company adopted the provisions of SFAS No. 115, and has accordingly classified all investments as "available-for-sale".
Available-for-sale securities are carried at fair value based upon quoted market prices, with the unrealized gains and losses reported in a separate component of stockholders' equity. The effect of implementing SFAS No. 115 was not material.

     Inventory -- Inventories are valued at the lower of cost (first-in, first-out method) or market.

     Equipment and Leasehold Improvements -- Equipment, including capital equipment leases, and leasehold improvements are carried at cost less accumulated depreciation and amortization. Equipment is depreciated by the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are amortized by the straight-line method over the shorter of the life of the related asset or the term of the lease. Depreciation expense includes amortization of capital leases and leasehold improvements.

     Warranty -- The Company warrants its implantable defibrillator for three years or 100 high voltage capacitor charges. A provision for future warranty costs is recorded based on management estimates.

     Revenue Recognition -- Revenue from sales of the Company's products is recognized upon receipt of a purchase order and shipment of the product.

     Net Income (Loss) Per Share -- Net income (loss) per share is computed using the weighted average number of shares of common stock outstanding and common equivalent shares, if dilutive.

                                VENTRITEX, INC.

NOTE 2:  SHORT-TERM INVESTMENTS

     Short-term investments, at amortized cost, which approximate fair value, are comprised of the following:

                                                                                    MARCH 31, 1996
                                                                 JUNE 30, 1995      --------------
                                                                 -------------       (UNAUDITED)
                                                                          (IN THOUSANDS)
Overnight deposits..........................................       $  12,155          $   12,879
Overnight repurchase agreements.............................          13,990               7,644
Commercial paper............................................          41,470              14,593
                                                                    --------            --------
  Total available-for-sale investments......................          67,615              35,116
  Less cash equivalent investments..........................         (28,609)            (20,523)
                                                                    --------            --------
Short-term investments......................................       $  39,006          $   14,593
                                                                    ========            ========

     During the year ended June 30, 1995, there were no sales prior to maturity and therefore no realized gains or losses.

NOTE 3:  CONSOLIDATED BALANCE SHEET COMPONENTS

     Certain balance sheet components are as follows:

                                                                 JUNE 30,
                                                         ------------------------       MARCH 31,
                                                           1994           1995            1996
                                                         ---------      ---------      -----------
                                                                                       (UNAUDITED)
                                                                      (IN THOUSANDS)
Inventories:
  Raw materials.....................................     $   6,020      $   4,698       $   7,796
  Work-in-process...................................        12,482          8,121             609
  Finished goods....................................         4,644          4,284           2,625
                                                          --------       --------        --------
                                                         $  23,146      $  17,103       $  11,030
                                                          ========       ========        ========
Property, plant and equipment:
  Equipment.........................................     $  21,711      $  34,660       $  40,521
  Leasehold improvements............................         6,302          7,077           7,162
  Construction in process...........................         3,356          2,099           2,128
                                                          --------       --------        --------
                                                            31,369         43,836          49,811
  Less: accumulated depreciation and amortization...       (10,293)       (17,717)        (24,635)
                                                          --------       --------        --------
                                                         $  21,076      $  26,119       $  25,176
                                                          ========       ========        ========

NOTE 4:  STOCKHOLDERS' EQUITY

     Stock Option Plan and Stock Purchase Plan

     The Amended 1985 Incentive Stock Option Plan expired in March 1995. No further options will be issued under this plan. In replacement of this plan, the Board of Directors adopted the plans described below, subject to approval by the stockholders at the next annual meeting.

                                VENTRITEX, INC.

     Under the 1995 Stock Option Plan, the Company may grant incentive stock options and non-statutory stock options to employees and consultants. Options may be granted to purchase common stock at exercise prices that will be no less than the fair market value of the stock at the grant date, as determined by the Board of Directors, and with terms of five to ten years. The options generally become exercisable over four years from the date of grant. Subject to stockholder approval, 1,750,000 shares were authorized under this plan.

     Under the Director Option Plan, non-employee directors of the Company ("Outside Directors") receive nondiscretionary, automatic option grants exercisable for 15,000 shares upon their initial election to the Board of Directors and on July 1 of each year thereafter exercisable for 5,000 shares, provided that the first such automatic grant on July 1, 1996 will be exercisable for 7,500 shares. Options granted to Outside Directors have a term of ten years from the date of grant and have an exercise price equal to the closing price of the Company's common stock on the last trading day prior to the date of the grant. Initial options to Outside Directors become exercisable ratably over 36 months and subsequent annual grants become exercisable ratably over twelve months. Subject to stockholder approval, 150,000 shares were authorized under this plan.

                                VENTRITEX, INC.

     The following is a summary of activity during fiscal 1993, 1994 and 1995 and during the nine months ended March 31, 1996 under all of the Company's plans:

                                                                                          AGGREGATE
                                      SHARES         SHARES                             EXERCISE PRICE
                                     AVAILABLE     SUBJECT TO      EXERCISE PRICE       --------------
                                     FOR GRANT      OPTIONS           PER SHARE
                                     ---------     ----------     -----------------     (IN THOUSANDS)
Balance at June 30, 1992..........     568,144      1,869,760       $ 0.13 - $17.25        $  4,354
  Authorized......................     100,000             --                    --              --
  Granted.........................    (657,950)       657,950       $ 1.00 - $37.75          16,396
  Exercised.......................          --       (567,107)      $ 0.13 - $17.25            (299)
  Canceled........................      27,194        (27,194)      $ 0.40 - $29.50            (486)
                                     ---------      ---------       ---------------         -------
Balance at June 30, 1993..........      37,388      1,933,409       $ 0.40 - $37.75        $ 19,965
  Authorized......................     900,000             --                    --              --
  Granted.........................    (445,609)       445,609       $17.25 - $43.87          11,857
  Exercised.......................          --       (450,354)      $ 0.40 - $29.50          (1,126)
  Canceled........................      75,329        (75,329)      $ 0.40 - $29.50          (1,184)
                                     ---------      ---------       ---------------         -------
Balance at June 30, 1994..........     567,108      1,853,335       $ 0.40 - $43.87        $ 29,512
  Authorized......................   1,900,000             --                    --              --
  Granted.........................    (829,077)       829,077       $14.06 - $28.75          18,054
  Exercised.......................          --       (491,836)      $ 0.47 - $26.00            (854)
  Canceled........................     136,447       (136,447)      $ 0.40 - $43.87          (3,348)
  Plan shares expired.............    (199,128)            --                    --              --
                                     ---------      ---------       ---------------         -------
Balance at June 30, 1995..........   1,575,350      2,054,129       $ 1.00 - $43.87        $ 43,364
                                     ---------      ---------       ---------------         -------
  Granted.........................    (945,095)       945,095       $15.63 - $21.56        $ 15,160
  Exercised.......................                    (91,872)      $ 1.00 - $ 8.00            (183)
  Canceled........................     147,565       (147,565)      $ 1.00 - $43.87          (3,847)
  Plan shares expired.............    (118,768)            --                    --              --
                                     ---------      ---------       ---------------         -------
Balance at March 31, 1996.........     659,052      2,759,787       $ 1.00 - $43.87        $ 54,494
                                     =========      =========       ===============         =======

     At June 30, 1995, 796,540 of the options outstanding were exercisable.

     The Company has a 1991 Employee Stock Purchase Plan for which a total of 325,000 shares of common stock have been authorized for issuance. The Company has issued 125,924 shares since inception of the plan, including 63,794 shares during the fiscal year ended June 30, 1995.

  Stockholder Rights Plan

     Under the Company's Stockholder Rights Plan, one preferred share purchase right (a "Right") is attached to each share of common stock of the Company. Each Right will entitle stockholders to purchase 1/1000 of a share of Series A participating preferred stock of the Company, a designated series of preferred stock for which each 1/1000 of a share has economic attributes and voting rights equivalent to one share of the Company's common stock, at an exercise price of $100. The Rights only become exercisable in certain limited circumstances involving acquisitions of or tender offers for 15% or more of the Company's capital stock. For a limited period of time after the announcement of any such

                                VENTRITEX, INC.

acquisition or offer, the Rights are redeemable at a price of $0.01 per Right. After becoming exercisable, each Right entitles its holder to purchase for $100 an amount of common stock of the Company, or in certain circumstances, securities of the acquiror, having a then current market value equal to $200. The Rights expire on August 16, 2004.

NOTE 5:  LEASE AND PURCHASE COMMITMENTS

     The Company leases facilities and equipment under noncancelable operating lease agreements. Future minimum lease payments at June 30, 1995 were as follows:

                                                                               OPERATING LEASES
                                                                               ----------------
                                                                               (IN THOUSANDS)
1996......................................................................         $  1,343
1997......................................................................            1,296
1998......................................................................              108
                                                                                     ------
Total minimum lease payments..............................................         $  2,747
                                                                                     ======

     Future minimum lease payments at March 31, 1996 were as follows:

                                                                               OPERATING LEASES
                                                                               ----------------
                                                                               (IN THOUSANDS)
1996 (three months).......................................................         $    324
1997......................................................................            1,296
1998......................................................................            1,392
1999......................................................................            1,418
                                                                                     ------
Total minimum lease payments..............................................         $  4,430
                                                                                     ======

     The Company leases its facilities under a noncancelable operating lease agreement that extends through at least December 2000. Rental expense totaled approximately $604,000, $1,033,000, $1,351,000 and $972,000 for the fiscal years ended June 30, 1993, 1994 and 1995 and for the nine months ended March 31, 1996, respectively.

     At June 30, 1995, the Company had approximately $9,000,000 in noncancelable commitments with suppliers to provide components in the normal course of business.

NOTE 6:  INCOME TAXES

     The provision for income tax consists of the following:

                                                                  1993         1994         1995
                                                                 -------      -------      -------
                                                                 (IN THOUSANDS)
Current:
  Federal...................................................     $    --      $    --      $   349
  State.....................................................          --           --          651
                                                                 -------      -------      -------
                                                                 $    --      $    --      $ 1,000
                                                                  ======       ======       ======

     The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory rates to income tax expense is as follows:

                                VENTRITEX, INC.

                                                              1993         1994         1995
                                                            --------      -------      -------
                                                                                (IN THOUSANDS)
Tax provision (benefit) at U.S. statutory rate.........     $(11,327)     $ 3,053      $ 3,053
State taxes net of federal benefit.....................           --           --          423
Utilization of tax net operating loss carryforwards....           --           --       (6,835)
Valuation allowance for deterred tax assets............           --       (3,053)       3,793
Other..................................................           --           --          116
Loss for which no tax benefit is currently
  recognizable.........................................       11,327           --           --
                                                             -------      -------      --------
                                                            $     --      $    --      $ 1,000
                                                             =======      =======      ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows:

                                                                               JUNE 30,
                                                                       ------------------------
                                                                         1994           1995
                                                                       ---------      ---------
                                                                                 (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards................................     $  22,837      $  17,408
  Tax credit carryforwards........................................         3,223          3,347
  Accrued liabilities.............................................         1,214          2,666
  Inventory reserves..............................................         3,413          6,247
  Capitalized research and development costs......................         1,842          2,761
  Other...........................................................           124          1,252
                                                                        --------       --------
                                                                          32,653         33,681
  Valuation allowance.............................................       (32,653)       (33,681)
                                                                        --------       --------
                                                                       $      --      $      --
                                                                        ========       ========

     Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax asset as of June 30, 1994 and 1995, has been established to reflect these uncertainties.

     Approximately $10,311,000 of the deferred tax assets subject to the valuation allowance at June 30, 1995 relates to the tax benefits of stock option deductions. These benefits, when realized, will be credited directly to stockholders' equity and will not reduce the provision for income taxes. The change in valuation allowance was a net increase of $557,000 and $1,028,000 for fiscal years 1994 and 1995, respectively.

     At June 30, 1995, the Company has net operating loss and research and development tax credit carryforwards for federal tax purposes of approximately $49,736,000 and $2,806,000, respectively, that will expire through 2010 if not utilized. In addition, the Company has a federal minimum tax credit carryover of $454,000 and a California investment tax credit carryforward of $87,000.

NOTE 7:  LITIGATION

     The Company is currently in litigation with one of its competitors, Intermedics, Inc. ("Intermedics"). In response to threats from Intermedics, the Company filed a declaratory judgment action in the U.S.

                                VENTRITEX, INC.

District Court in the Northern District of California in January 1993, asking the court to declare that certain patents which Intermedics had asserted were being infringed by the Company were, in fact, invalid, unenforceable or not infringed. Intermedics then filed several actions in the U.S. District Court in the Southern District of Texas alleging infringement by the Company of nine Intermedics patents. Until recently, this litigation has been focused on procedural issues relating to whether the dispute would be tried in California or Texas. On October 12, 1994, the U.S. District Court for the Northern District of California denied Intermedics' motion to transfer Ventritex's pending suits to Texas and granted Ventritex's motion to enjoin Intermedics from further prosecution of its aforementioned suits in Texas. The U.S. District Court for the Southern District of Texas thereafter issued an order transferring to California all of the Texas cases which Intermedics had served upon Ventritex. The Court has indicated that the trial in connection with the above-described actions will begin in October 1996.

     The Company filed a further action in the Northern District of California in July 1993 seeking a declaratory judgment that the patents that Intermedics has asserted against the Company are not infringed by Ventritex, are invalid and are unenforceable. This action, which was filed against Intermedics, its parent and affiliate companies, SulzerMedica and Sulzer, Inc., seeks damages based upon claims for antitrust law violations, malicious prosecution, conspiracy and breach of contract. Intermedics, SulzerMedica and Sulzer, Inc. have moved to stay or dismiss the Company's damage claims, and a Special Master has recently recommended that certain of these claims be dismissed with leave to amend and that others be stayed pending determination of other issues in the parties' various lawsuits. The Court has not yet ruled upon these motions.

     In initial pleadings filed in the above actions, Intermedics sought judgments against Ventritex for damages, attorneys' fees and injunctive relief. It is expected that Intermedics will, during the course of the litigation, seek to obtain various types of pretrial relief which include, but are not limited to, summary judgments, dismissals of Ventritex's claims and preliminary injunctions. In January 1995, Intermedics filed a motion for partial summary judgment and for issuance of a preliminary injunction based on alleged infringement of one of its patents. Ventritex has vigorously contested these motions and has requested the U.S. Patent and Trademark Office to conduct a re-examination of the Intermedics' patent upon which these motions are based. The Patent Office has agreed to conduct a re-examination of this patent. The Special Master has recommended denial of Intermedics' partial summary judgment motion. The Court has not yet issued its ruling. No hearing date has been set for Intermedics' preliminary injunction motion.

     In addition to its patent infringement claims, Intermedics has previously alleged trade secret misappropriation and related acts by the Company and two of its officers, who were formerly employees of Intermedics. In this lawsuit, the Company filed counterclaims against Intermedics for infringement of two of Ventritex's patents. These counterclaims are still pending. Certain of the trade secret misappropriation and related claims were tried in 1992 before a U.S. District Court jury in San Francisco. The jury returned a unanimous verdict in favor of the Company and its officers and found that Intermedics had acted in bad faith in continuing to pursue the trade secret misappropriation claims. The Court set aside the bad faith portion of the verdict based on Intermedics' claim of an erroneous jury instruction. A new trial on the bad faith issue has been ordered, but no trial date has been set.

     In addition to the above-mentioned litigation, the Company is also involved in other litigation in the normal course of business. Although an adverse determination in the Intermedics proceedings or in other litigation or administrative proceedings could have a material adverse effect on the Company, based upon the nature of the claims made and the investigation completed to date, the Company believes the outcome of the described actions will not have a material adverse effect on the financial position or results of operations of the Company.

                                VENTRITEX, INC.

NOTE 8:  EMPLOYEE BENEFIT PLAN

     The Company sponsors an employee salary deferral plan that allows voluntary contributions by employees after completion of six months of service. Eligible employees may elect to contribute from 3% to 15% of their respective compensation, and the Company at its discretion may elect to make matching contributions. During fiscal 1995, the Company matched 50% of the first 6% of an employee's contributions to a maximum of $1,000 per calendar year. The Company's fiscal 1995 contribution under this plan was approximately $419,000. In fiscal 1996, the Company will continue to match an employee's contribution on the same basis to a maximum of 50% of the annual limits on salary deferrals established by tax regulations.

NOTE 9:  CONCENTRATION OF CREDIT RISK

     The Company sells primarily to hospitals. In the fiscal years ended June 30, 1994 and 1995, no customer accounted for more than 10% of net sales. The Company performs ongoing credit evaluations of its customers, but does not require collateral. The Company maintains reserves for potential credit losses, and to date such losses have been within management's expectations.

NOTE 10:  INTELLECTUAL PROPERTY AGREEMENTS

     In July 1993, the Company entered into litigation settlements and patent cross-license agreements with two companies in the implantable defibrillator field. One of the agreements is between Cardiac Pacemakers, Inc., its then parent company Eli Lilly and Company, and Ventritex. The second agreement is between Telectronics Pacing Systems, Inc., Telectronics N.V., and Ventritex. Under the agreement with Cardiac Pacemakers, Ventritex will pay royalties based on commercial sales of products covered by the licensed patents. In connection with these agreements, Ventritex recognized a charge of $18,600,000 in fiscal 1993 for one-time payments as well as other related settlement expenses.

     The Company's licenses with Medtronic, CPI and Telectronics contain significant restrictions that may have the effect of preventing or substantially impeding an acquisition of, change-of-control of, or certain minority investments in, the Company. Such restrictions include the possible termination of various licenses to the Company and the requirement that the Company make a substantial payment to one of the licensors upon such event.

- ---------------------------------------------------------
- ---------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                           PAGE
                                         ------
Prospectus Summary.......................      3
Risk Factors.............................      6
Use of Proceeds..........................     13
Capitalization...........................     14
Price Range of Common Stock..............     15
Dividend Policy..........................     15
Selected Consolidated Financial Data.....     16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................     17
Business.................................     21
Management...............................     36
Description of Notes.....................     37
Description of Capital Stock.............     48
Certain Federal Income Tax
  Considerations.........................     53
Underwriting.............................     54
Legal Matters............................     55
Experts..................................     55
Available Information....................     55
Incorporation of Certain Documents by
  Reference..............................     56
Index to Consolidated Financial
  Statements.............................    F-1

- ---------------------------------------------------------
- ---------------------------------------------------------
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                  $90,000,000

                                VENTRITEX, INC.

                                   % CONVERTIBLE
                               SUBORDINATED NOTES
                        DUE                      , 2001

                               ------------------
                                   PROSPECTUS
                               ------------------

                              GOLDMAN, SACHS & CO.
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

    Registration fee.......................................................     $  34,483
    NASD filing fee........................................................        10,500
    Nasdaq National Market listing fee.....................................        17,500
    Printing and engraving expenses........................................       125,000
    Blue sky fees and expenses.............................................        17,500
    Legal fees and expenses................................................       100,000
    Accounting fees and expenses...........................................        45,000
    Trustee, transfer agent and registrar fees.............................        40,000
    Miscellaneous..........................................................        10,017
                                                                                 --------
      Total................................................................     $ 400,000
                                                                                 ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Restated Certificate of Incorporation and Bylaws provide for the indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

     Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, which provides for indemnification of the Company and officers, directors and certain controlling persons of the Company by the Underwriter against certain liabilities.

ITEM 16. EXHIBITS

EXHIBIT NUMBER                                      DESCRIPTION
- --------------      ----------------------------------------------------------------------------
        *1.1        Form of Underwriting Agreement
        +3.1        Certificate of Incorporation filed October 24, 1994
        +3.2        Bylaws, as amended
        +3.3        Certificate of Designations of Rights, Preferences and Privileges of Series
                    A Participating Preferred Stock
        +3.4        Preferred Shares Rights Agreement, dated as of August 16, 1994, as amended
       ++4.1        Specimen Common Stock Certificate
        *4.2        Form of Convertible Subordinated Note (included in Exhibit 4.3)
        *4.3        Form of Indenture
        *5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
        12.1        Statement re Computation of Ratios (see page II-5)
        23.1        Consent of Ernst & Young LLP, Independent Auditors (see page II-6)
       *23.2        Consent of Counsel (included in Exhibit 5.1)
        24.1        Power of Attorney (see page II-4)
       *25.1        Statement of Eligibility of Trustee -- Form T-1

- ---------------

*  To be filed by amendment.

+ Incorporated by reference to the same-numbered exhibit filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995.

++ Incorporated by reference to Exhibit 1 filed with the Registrant's
   Registration Statement on Form 8-A filed on December 29, 1994.

   ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Bylaws of the Registrant, Indemnification Agreements, the Underwriting Agreement, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby further undertakes that:

          (1) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule

     424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 3rd day of July, 1996.

                                          VENTRITEX, INC.
                                              FRANK M. FISCHER
                                          By:

                                              Frank M. Fischer
                                            President, Chief Executive Officer,
                                            Director and Acting Chief Financial
                                              Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Frank M. Fischer and David R. Bunker, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement, and to sign any Registration Statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b), necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in the Registration Statement as the aforesaid attorney-in-fact deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                NAME                                     TITLE                         DATE
- -------------------------------------   ----------------------------------------  --------------
  PRINCIPAL EXECUTIVE OFFICER, AND
    PRINCIPAL FINANCIAL OFFICER:
        /s/ FRANK M. FISCHER            President, Chief Executive Officer,       July 3, 1996
- -------------------------------------   Director and Acting Chief Financial
          Frank M. Fischer              Officer
    PRINCIPAL ACCOUNTING OFFICER:
         /s/ DAVID R. BUNKER            Controller                                July 3, 1996
- -------------------------------------
           David R. Bunker
     /s/ RICHARD L. KARRENBROCK         Director                                  July 3, 1996
- -------------------------------------
       Richard L. Karrenbrock
     /s/ C. RAYMOND LARKIN, JR.         Director                                  July 3, 1996
- -------------------------------------
       C. Raymond Larkin, Jr.
        /s/ ROBERT R. MOMSEN            Director                                  July 3, 1996
- -------------------------------------
          Robert R. Momsen
                                        Director
- -------------------------------------
          Walter J. McNerny

                                                                    EXHIBIT 12.1

                       STATEMENT RE COMPUTATION OF RATIOS

                       RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                                                            NINE MONTHS ENDED
                                                             FISCAL YEAR ENDED                           -----------------------
                                        ------------------------------------------------------------     MARCH 31,     MARCH 31,
                                          1991         1992         1993         1994         1995         1995          1996
                                        --------     --------     ---------     -------     --------     ---------     ---------
Earnings:
  Income (loss) before income
    taxes...........................    $ (6,485)    $ (7,041)    $ (33,316)    $ 8,979     $ 10,008     $ 15,902      $(49,174 )
  Fixed charges.....................         354          360           650         887          798          604           533
                                         -------      -------      --------      ------      -------      -------      --------
    Total...........................    $ (6,131)    $ (6,681)    $ (32,666)    $ 9,866     $ 10,806     $ 16,506      $(48,641 )
                                         =======      =======      ========      ======      =======      =======      ========
Fixed charges:
  Interest expense..................    $    102     $     88     $      38     $    42     $      8     $      4      $      0
  Interest portion of rent
    expense.........................         252          272           612         845          790          600           533
                                         -------      -------      --------      ------      -------      -------      --------
    Total...........................    $    354     $    360     $     650     $   887     $    798     $    604      $    533
                                         =======      =======      ========      ======      =======      =======      ========
Ratio...............................          NM           NM            NM        11.1x        13.5x        27.3 x          NM

                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and "Selected Consolidated Financial Data" in the Registration Statement (Form S-3) and the related Prospectus of Ventritex, Inc. for the registration of $100,000,000 in Convertible Subordinated Notes and to the incorporation by reference therein of our report dated July 27, 1995, with respect to the consolidated financial statements and schedule of Ventritex, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1995, filed with the Securities and Exchange Commission.

                                            ERNST & YOUNG LLP

Palo Alto, California
July 3, 1996

                                 EXHIBIT INDEX

EXHIBIT NUMBER                                  DESCRIPTION                                PAGE
- --------------      --------------------------------------------------------------------   -----
        *1.1        Form of Underwriting Agreement......................................
        +3.1        Certificate of Incorporation filed October 24, 1994.................
        +3.2        Bylaws, as amended..................................................
        +3.3        Certificate of Designations of Rights, Preferences and Privileges of
                    Series A Participating Preferred Stock
        +3.4        Preferred Shares Rights Agreement, dated as of August 16, 1994, as amended between the Registrant and Chemical Trust Company of
                    California, including the Certificate of Designation, the Form of
                    Rights Certificate and the Summary of Rights attached thereto as
                    Exhibits A, B and C, respectively...................................
       ++4.1        Specimen Common Stock Certificate...................................
        *4.2        Form of Convertible Subordinated Note...............................
        *4.3        Form of Indenture...................................................
        *5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                    Corporation
        12.1        Statement re Computation of Ratios (see page II-5)..................
        23.1        Consent of Ernst & Young LLP, Independent Auditors (see page
                    II-6)...............................................................
       *23.2        Consent of Counsel (included in Exhibit 5.1)........................
        24.1        Power of Attorney (see page II-4)...................................
       *25.1        Statement of Eligibility of Trustee -- Form T-1.....................

- ---------------

*  To be filed by amendment.

+ Incorporated by reference to the same-numbered exhibit filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1995.

++ Incorporated by reference to Exhibit 1 filed with the Registrant's
   Registration Statement on Form 8-A filed on December 29, 1994.